Exhibit 99.1

Network Medical Management, Inc.

Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Network Medical Management, Inc.

Report of Independent Registered Public Accounting Firm

Board of Directors

Network Medical Management, Inc.

Alhambra, California

We have audited the accompanying consolidated balance sheets of Network Medical Management, Inc. (“Company”) as of December 31, 2016 and 2015 and the related consolidated statements of income, mezzanine equity, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Network Medical Management, Inc. at December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Los Angeles, California

July 14, 2017

Consolidated Financial Statements

Network Medical Management, Inc.

Consolidated Balance Sheets

December 31,	2016	2015

Assets

Current assets
Cash and cash equivalents	$54,824,580	$59,014,715
Restricted cash	101,132	100,376
Fiduciary cash	1,050,739	2,364,134
Investment in marketable securities	1,051,807	1,041,360
Accounts receivable	3,136,388	3,035,021
Capitation and claims receivable	445,181	1,263,526
Risk pool and incentive receivable	19,633,117	27,619,301
Subscription receivable	-	1,825,000
Sign-on bonus, current portion	424,000	424,000
Prepaid expenses and other current assets	489,354	317,043

Total current assets	81,156,298	97,004,476

Noncurrent assets
Land, property and equipment, net	10,373,333	8,326,824
Intangible assets, net	108,094,049	121,103,612
Goodwill	103,407,351	100,851,144
Loans receivable - related parties	5,200,000	5,000,000
Sign-on bonus, net of current portion	783,625	1,207,625
Investments in other entities – equity method	24,256,065	19,075,219
Investments in other entities – cost method	10,575,002	7,077,778
Derivative asset - warrants	5,338,886	2,088,889
Other assets	814,353	751,000

Total noncurrent assets	268,842,664	265,482,091

Total assets	$349,998,962	$362,486,567

Network Medical Management, Inc.

Consolidated Balance Sheets (Continued)

December 31,	2016	2015

Liabilities, Mezzanine Equity and Shareholders’ Equity (Deficit)

Current liabilities
Accounts payable and accrued expenses	$8,083,277	$10,656,156
Capitation incentives payable	19,621,645	14,438,980
Fiduciary accounts payable	1,050,739	2,364,134
Medical liabilities	18,957,465	16,011,519
Income taxes payable	2,810,357	20,351,296
Bank loan, current portion	-	45,183
Loan payable to related party	-	600,000
Capital lease obligations	102,348	97,264

Total current liabilities	50,625,831	64,564,532

Noncurrent liabilities
Deferred tax liability	46,932,207	48,964,169
Liability for unissued equity shares	1,997,650	1,997,650
Bank loan, net of current portion	-	1,432,378

Total noncurrent liabilities	48,929,857	52,394,197

Total liabilities	99,555,688	116,958,729

Commitments, Contingencies and Subsequent Events (Notes 13 and 17)

Mezzanine equity
Noncontrolling interest in Allied Pacific of California IPA	162,855,554	161,028,806

Redeemable common stock, stated value; shares authorized 900,000,000; 396,858,568 and 379,282,368 shares issued respectively; and 366,343,818 and 350,367,618 shares outstanding, respectively	86,894,870	75,830,520
Additional paid-in capital	1,084,544	488,353

Total Network Medical Management, Inc. redeemable common stock	87,979,414	76,318,873

Shareholders’ equity (deficit)
Network Medical Management, Inc. shareholders’ equity (deficit):
Retained earnings (accumulated deficit)	(773,311)	7,773,162

Total Network Medical Management, Inc. shareholders’ equity (deficit)	(773,311)	7,773,162

Noncontrolling interest in Concourse Diagnostic Surgery Center	381,617	406,997

Total shareholders’ equity (deficit)	(391,694)	8,180,159

Total liabilities, mezzanine equity and shareholders’ equity (deficit)	$349,998,962	$362,486,567

See accompanying notes to consolidated financial statements.

Network Medical Management, Inc.

Consolidated Statements of Income

Year ended December 31,	2016	2015

Revenue
Capitation, net	$247,639,181	$247,244,135
Risk pool settlements and incentives	22,641,884	37,656,242
Management fee income	24,774,941	20,834,222
Surgery center income, net	6,132,729	5,366,490
Fee-for-service, net	3,031,241	1,070,864
Other income	1,714,939	952,752

Total revenue	305,934,915	313,124,705

Expenses
Contracted physicians and other services	254,468,120	233,581,805
General and administrative expenses	20,759,436	22,277,282
Management fees	580,000	4,507,180
Depreciation and amortization	18,114,440	9,085,312
Impairment of goodwill and other	324,306	-

Total expenses	294,246,302	269,451,579

Income from operations	11,688,613	43,673,126

Other income (expense)
Income from equity method investments	4,748,542	1,206,654
Interest expense	(61,589)	(209,929)
Interest income	504,696	208,917
Change in fair value of derivative instrument	1,722,221	(833,333)
Other income	233,726	1,931,635

Total other income, net	7,147,596	2,303,944

Income before provision for income taxes	18,836,209	45,977,070

Provision for income taxes	8,816,412	19,297,447

Net income	10,019,797	26,679,623

Less: Net (loss) income attributable to noncontrolling interests	(1,433,730)	13,862,522

Net income attributable to Network Medical Management, Inc.	$11,453,527	$12,817,101

Earnings per share – basic	$0.03	$0.05

Earnings per share – diluted	$0.03	$0.05

Weighted average shares of common stock outstanding – basic	360,634,339	256,619,159

Weighted average shares of common stock outstanding –diluted	367,945,833	263,734,916

See accompanying notes to consolidated financial statements.

Network Medical Management, Inc.

Consolidated Statements of Mezzanine Equity

	Mezzanine Equity – Noncontrolling	Mezzanine Equity - NMM Redeemable Common Stock
	Interest in APC	Common Stock		Treasury Stock		Additional	Total NMM
	Noncontrolling Interest	Shares	Amount	Shares	Amount	Paid-in Capital	Redeemable Common Stock

Balance, January 1, 2015	$105,067,503	175,703,886	$1,882,559	22,982,400	$-	$89,099	$1,971,658
							-
Net income	13,187,054	-	-	-	-	-	-
Shares issued in connection with acquisitions	37,238,000	157,876,218	57,887,947	-	-	-	57,887,947
Shares issued for cash	10,503,114	16,787,514	15,987,514	-	-	-	15,987,514
Share-based compensation	1,531,883	-	72,500	-	-	399,254	471,754
Noncontrolling interest capital change	1,200	-	-	-	-	-	-
Dividends	(6,499,948)	-	-	-	-	-	-

Balance, December 31, 2015	161,028,806	350,367,618	75,830,520	22,982,400	-	488,353	76,318,873

Net income (loss)	(2,427,779)	-	-	-	-	-	-
Shares repurchased	(410,000)	(107,500)	(107,500)	-	-	-	(107,500)
Shares issued in connection with acquisitions	-	9,900,000	5,155,000	1,600,000	-	-	5,155,000
Shares issued for cash and exercise of options	3,321,850	6,183,700	6,016,850	-	-	-	6,016,850
Share-based compensation	1,358,047	-	-	-	-	596,191	596,191
Noncontrolling interest capital change	1,234,630	-	-	-	-	-	-
Dividends	(1,250,000)	-	-	-	-	-	-

Balance, December 31, 2016	$162,855,554	366,343,818	$86,894,870	24,582,400	$-	$1,084,544	$87,979,414

Network Medical Management, Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

	Total NMM
	Retained earnings/ Accumulated	Total NMM Shareholders’	Noncontrolling Interest in	Total Shareholders’
	Deficit	Equity	CDSC	Equity (Deficit)

Balance, January 1, 2015	$(4,108,304)	$(4,108,304)	$594,100	$(3,514,204)
			-	-
Net income	12,817,101	12,817,101	675,468	13,492,569
Dividends	(935,635)	(935,635)	(862,571)	(1,798,206)

Balance, December 31, 2015	7,773,162	7,773,162	406,997	8,180,159

Net income (loss)	11,453,527	11,453,527	994,049	12,447,576
Noncontrolling interest capital change	-	-	(110,000)	(110,000)
Dividends	(20,000,000)	(20,000,000)	(909,429)	(20,909,429)

Balance, December 31, 2016	$(773,311)	$(773,311)	$381,617	$(391,694)

See accompanying notes to consolidated financial statements.

Network Medical Management, Inc.

Consolidated Statements of Cash Flows

Years ended December 31,	2016	2015

Cash flows from operating activities
Net income	$10,019,797	$26,679,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,114,440	9,085,312
Impairment of goodwill and other	324,306	-
Share-based compensation	1,954,238	2,003,637
Change in fair value of derivative instrument	(1,722,221)	833,333
Income from equity method investments	(4,748,542)	(1,206,654)
Deferred tax	(3,009,779)	(4,768,523)
Changes in operating assets and liabilities, net of acquisition amounts:
Accounts receivable	(101,367)	(1,608,439)
Capitation and claims receivable	818,345	440,453
Risk pool and incentive receivable	7,986,184	(16,505,347)
Prepaid expenses and other current assets	(172,311)	782,218
Sign-on bonus	-	(125,000)
Refundable income taxes	-	129,592
Other assets	(63,353)	(662,128)
Accounts payable and accrued expenses	1,927,121	(11,727,762)
Capitation incentives payable	5,182,665	6,531,846
Medical liabilities	2,945,946	4,118,774
Income taxes payable	(17,540,939)	18,378,069

Net cash provided by operating activities	21,914,530	32,379,004

Cash flows from investing activities
Purchases of marketable securities	(10,447)	(6,740)
Change in restricted cash	(756)	199,624
Advances to related parties – loans receivable	(200,000)	(5,000,000)
Dividends received from equity method investments	2,000,000	500,000
Purchases of investments – cost method	(5,000,000)	(10,000,000)
Purchases of investments – equity method	(2,440,000)	(10,571,697)
Purchases of property and equipment	(3,306,294)	(1,524,881)

Net cash used in investing activities	(8,957,497)	(26,403,694)

Network Medical Management, Inc.

Consolidated Statements of Cash Flows (Continued)

Years ended December 31,	2016	2015

Cash flows from financing activities
Repayment of loan payable – related party	(600,000)	-
Dividends paid	(26,659,119)	(3,798,154)
Change in noncontrolling interest capital	1,124,320	1,200
Borrowings on bank loan	-	10,000,000
Principal payments on bank loan	(1,477,561)	(10,050,917)
Payment of capital lease obligations	(181,008)	(79,372)
Proceeds from exercise of stock options included in liabilities	-	1,997,650
Proceeds from exercise of stock options	260,000	-
Proceeds from common stock offering	10,903,700	24,665,628
Repurchase of common shares	(517,500)	-

Net cash (used in) provided by financing activities	(17,147,168)	22,736,035

Net (decrease) increase in cash and cash equivalents	(4,190,135)	28,711,345

Cash and cash equivalents, beginning of year	59,014,715	30,303,370

Cash and cash equivalents, end of year	$54,824,580	$59,014,715

Supplemental disclosures of cash flow information
Cash paid for income taxes	$29,366,184	$5,352,866
Cash paid for interest	61,589	209,929

Supplemental disclosures of non-cash investing and financing activities
Stock issued in connection with acquisitions	$5,155,000	$95,125,947
Deferred tax liability adjusted to goodwill	977,817	22,588,761
Equipment purchased with capital lease	186,092	176,636
Subscriptions receivable related to shares issued	-	1,825,000
Dividends declared included in accounts payable and accrued expenses	-	4,500,000
Reclassification of stock options exercised to liability for unissued common shares	-	1,997,650
Reclassification of fiduciary cash to payable	1,313,395	1,562,876
Loan payable – related party related to investment in PMIOC	-	636,000

See accompanying notes to consolidated financial statements.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

1.	Description of Business

Network Medical Management, Inc. (““NMM”) was incorporated in the State of California in March 1994 for the purpose of providing management services to medical companies and independent practice associations (“IPAs”). The management services cover primarily billing, collection, accounting, administrative, and marketing.

Allied Physicians of California IPA, a Professional Medical Corporation d.b.a. Allied Pacific of California IPA, a Professional Medical Corporation DBA Allied Pacific of California (“APC”) was incorporated on August 17, 1992 for the purpose of arranging health care services as an IPA. APC has contracts with various health maintenance organizations (“HMOs”) or licensed health care service plans as defined in the Knox-Keene Health Care Service Plan Act of 1975. Each HMO negotiates a fixed amount per member per month (“PMPM”) that is to be paid to APC. In return, APC arranges for the delivery of health care services by contracting with physicians or professional medical corporations for primary care and specialty care services. APC assumes the financial risk of the cost of delivering health care services in excess of the fixed amounts received. Some of the risk is transferred to the contracted physicians or professional corporations. The risk is also minimized by stop-loss provisions in contracts with HMOs.

On July 1, 1999, APC entered into an amended and restated management and administrative services agreement with NMM (initial management services agreement was entered into in 1997) for an initial fixed term of 30 years. In accordance with relevant accounting guidance, APC is determined to be a Variable Interest Entity (“VIE”) and NMM is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect APC’s economic performance through its majority representation of the APC Joint Planning Board; therefore APC is consolidated by NMM. As of December 31, 2016 and 2015, APC owns 6.29% and 6.16%, respectively, of NMM.

Concourse Diagnostic Surgery Center, LLC (“CDSC”) was formed on March 25, 2010 in the state of California. CDSC is an ambulatory surgery center in City of Industry, California, is organized by a group of highly qualified physicians, and the surgical center utilizes some of the most advanced equipment in Eastern Los Angeles County and San Gabriel Valley. The facility is Medicare Certified and accredited by the Accreditation Association for Ambulatory Healthcare, Inc. During 2011, APC invested $625,000 for a 41.59% ownership in CDSC. Due to capital stock changes in 2016, APC’s ownership percentage in CDSC’s capital stock changed to 43.8% and 43.43% on May 31, 2016 and July 31, 2016, respectively. CDSC is consolidated as a VIE by APC as it was determined that APC has a controlling financial interest in CDSC and is the primary beneficiary of CDSC.

APC-LSMA was formed on October 15, 2012 as a designated shareholder professional corporation and is solely owned by Dr. Thomas Lam, a shareholder and Chief Executive and Financial Officer of APC. APC-LSMA is controlled and consolidated by APC who is the primary beneficiary of this VIE. The only activity of APC-LSMA is to hold the investments in medical corporations, which includes: LaSalle Medical Associates, Pacific Medical Imaging and Oncology Center, Inc. (“PMIOC”) and Diagnostic Medical Group (“DMG”).

Universal Care Acquisition Partners, LLC (“UCAP”), a 100% owned subsidiary of APC, was formed on June 4, 2014, for the purpose of holding the investment in Universal Care, Inc. (“UCI”).

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

On November 11, 2015, NMM, ACO Acquisition Corporation, and APCN-ACO, A Medical Professional Corp. (“APCN-ACO”) entered into a reorganization agreement whereby ACO Acquisition Corporation, a newly organized entity in which NMM is its sole shareholder, merged with APCN-ACO, effective on January 8, 2016, resulting in APCN-ACO becoming a wholly owned subsidiary of NMM (see Note 3).

On December 18, 2016, NMM, ACO Acquisition Corporation #2, and Allied Physicians ACO, LLC (“AP-ACO”) entered into a reorganization agreement whereby ACO Acquisition Corporation #2, a newly organized entity in which NMM is its sole shareholder, merged into AP-ACO, effective on December 20, 2016, resulting in AP-ACO becoming a wholly owned subsidiary of NMM (see Note 3).

Unless stated otherwise, NMM, ACO Acquisition Corp., APCN ACO, ACO Acquisition Corporation #2, AP ACO, APC, CDSC, APC-LSMA and UCAP are collectively referred to herein as the “the Company.”

2.	Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

The Company’s consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of NMM and its consolidated VIE, APC and its subsidiary UCAP and APC’s consolidated VIEs, CDSC and APC-LSMA. As of the effective dates of the reorganizations, as described above, the accounts of APCN-ACO and AP-ACO were also included in the consolidation of NMM.

All material intercompany balances and transactions have been eliminated in consolidation.

Business Combinations

The Company uses the acquisition method of accounting for all business combinations, which requires assets and liabilities of the acquiree to be recorded at fair value, to measure the fair value of the consideration transferred, including contingent consideration, to be determined on the acquisition date, and to account for acquisition related costs separately from the business combination.

Use of Estimates

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include collectability of receivables, recoverability of long-lived and intangible assets, business combination and goodwill valuation and impairment, derivative assets, accrual of medical liabilities (including incurred, but not reported claims), determination of shared-risk revenues and receivables, income taxes and valuation of share-based compensation. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ materially from those estimates and assumptions.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of money market funds and certificates of deposit. The Company considers all highly liquid investments that are both readily convertible into known amounts of cash and mature within ninety days from their date of purchase to be cash equivalents.

The Company maintains its cash in deposit accounts with several banks, which at times may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts. The Company believes they are not exposed to any significant credit risk on its cash and cash equivalents. As of December 31, 2016, the Company’s deposit accounts with banks exceeded the FDIC’s insured limit by approximately $74.2 million. The Company has not experienced any losses to date and performs ongoing evaluations of these financial institutions to limit the Company’s concentration of risk exposure.

Restricted Cash

APC is required to maintain a reserve fund by a certain health plan. The required reserve at December 31, 2016 and 2015 was $101,132 and $100,376, respectively, and is held in a certificate of deposit account with initial maturities of six months at the date of purchase.

Fiduciary Cash

As of December 31, 2016 and 2015, APC recorded fiduciary cash of $1,050,739 and $2,364,134, respectively, which represents cash received from the health plans on behalf of subcontractor IPAs. APC remits the amounts to the subcontractor IPAs the following month and such remittances are included in fiduciary accounts payable in the accompanying consolidated balance sheets.

Investments in Marketable Securities

The appropriate classification of investments is determined at the time of purchase and such designation is reevaluated at each balance sheet date. Investments in marketable securities have been classified and accounted for as held-to-maturity based on management’s investment intentions relating to these securities. Held-to-maturity marketable securities are stated at amortized cost, which approximates fair value. As of December 31, 2016 and 2015, short-term marketable securities in the amount of $1,051,807 and $1,041,360, respectively, consist of certificates of deposit with various financial institutions, reported at par value plus accrued interest, with maturity dates from four months to twelve months (see Note 14). Investments in certificates of deposits are classified as Level 1 investments in the fair value hierarchy.

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Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Receivables

The Company’s receivables are comprised of accounts receivable, capitation and claims receivable, risk pool and incentive receivables. Accounts receivable primarily consists of NMM management fee receivables and CDSC fee-for-service (“FFS”) receivables. Risk pool and incentive receivables mainly consist of APC full risk pool receivable that is only recorded when expected cash receipts are known or when actual cash is received from Health Source MSO’s who serves as the management company for the hospitals in the risk pools. Capitation and claims receivable relate to the health plan’s capitation, which is received by APC in the following month of service. For APC, other receivables are accrued based on invoices sent to the subcontracted IPA for stop loss insurance premium reimbursement and FFS reimbursement for Alhambra Hospital Medical Center’s self–insured program. For NMM, other receivables are accrued based on invoices for certain expense reimbursements from UCI and invoice for transportation reimbursement from the hospital.

Amounts are recorded as a receivable when the Company is able to determine amounts receivable under these contracts and/or agreements based on information provided and collection is reasonably likely to occur. The Company continuously monitors its collections of receivables and its policy is to write off receivables when they are determined to be uncollectible. The Company has not incurred credit losses related to receivables. No allowance for doubtful accounts is recorded at December 31, 2016 or 2015.

Concentrations of Risks

Four HMO’s accounted for 69% and 71% of the total capitation revenue for the years ended December 31, 2016 and 2015, respectively. The loss of these HMO contracts would have an adverse impact on the operations of APC.

Three and four HMO’s accounted for 96% and 99% of the total risk pool settlement revenue for the years ended December 31, 2016 and 2015, respectively. The loss of these HMO contracts would have an adverse impact on the operations of APC.

Three HMO’s accounted for 83% and 85% of the total fee for services revenue for the years ended December 31, 2016 and 2015, respectively.

No provider accounted for 10% or more of the total surgery center income for the years ended December 31, 2016 and 2015, respectively.

One provider accounted for approximately 70% and 74% of total management fee income for the years ended December 31, 2016 and 2015, respectively. The loss of provider would have an adverse impact on the operations of NMM.

As of December 31, 2016 and 2015, two and one providers accounted for approximately 29% and 49%, respectively, of total accounts receivable balance.

As of December 31, 2016 and 2015, two providers accounted for 97% and 100%, respectively, of the total risk pool and incentive receivable balance.

As of December 31, 2016 and 2015, one and two providers accounted for 100% and 95%, respectively, of the total capitation and claims receivable balance.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Land, Property and Equipment, Net

Land is carried at cost and is not depreciated as it is considered to have an infinite useful life.

Property and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the terms of the respective leases or the expected useful lives of those improvements.

Maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the asset cost and related accumulated depreciation and amortization is removed from the accounts, and any related gain or loss is included in the determination of consolidated net income.

Sign-On Bonus

Pursuant to the Exclusivity Amendment Agreement entered into between APC and certain primary care physicians in October 2014 (see Note 12), APC is required to pay the provider a $25,000 sign-on bonus in three increments, the first by October 31, 2014, the second at the end of the sixth month of agreement term, and the third at the end of the 12th month of agreement term. APC capitalized an aggregate of $2,120,000 related to the sign-on bonus to be amortized over the contractual term of 5 years. If the agreement is terminated by the provider prior to the completion of the contract term, with or without cause, the sign-on bonus shall be fully repaid to APC by the terminating medical provider. During the years ended December 31, 2016 and 2015, APC recorded amortization expense related to the sign-on bonus of $424,000 and $405,250, respectively, which is included in the depreciation and amortization expense of the consolidated statements of income for the years ended December 31, 2016 and 2015. As of December 31, 2016 and 2015, the net sign-on bonus balance was $1,207,625 and $1,631,625, respectively. The remaining balance of the sign-on bonus as of December 31, 2016 is expected to be amortized as follows:

Years ending December 31,	Amount

2017	$424,000
2018	424,000
2019	340,875
2020	18,750

Total future minimum amortization	$1,207,625

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, fiduciary cash, restricted cash, investment in marketable securities, accounts receivable, loans receivable – related parties, derivative asset (warrants), accounts payable, certain accrued expenses, bank loan, loan payable – related party and the line of credit. The carrying values of the financial instruments classified as current in the accompanying consolidated balance sheets are considered to be at their fair values, due to the short maturity of these instruments. The carrying amount of the long-term bank loan and line of credit approximates fair value as they bear interest at rates that approximate current market rates for debt with similar maturities and credit quality.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement (“ASC 820”), applies to all financial assets and financial liabilities that are measured and reported on a fair value basis and requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. ASC 820 establishes a fair value hierarchy for disclosures of the inputs to valuations used to measure fair value.

This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates and yield curves), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs that reflect assumptions about what market participants would use in pricing the asset or liability. These inputs would be based on the best information available, including the Company’s own data.

The carrying amounts and fair values of the Company’s financial instruments as of December 31, 2016 are presented below:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total

Assets
Money market accounts	$42,553,887	$-	$-	$42,553,887
Marketable securities – certificates of deposit	1,051,807	-	-	1,051,807
Derivative asset (warrants)	-	-	5,338,886	5,338,886

Total	$43,605,694	$-	$5,338,886	$48,944,580

The level 3 assets represent warrants in the common stock of Apollo Medical Holdings, Inc. (“AMEH”) and are included in derivative asset – warrants in the consolidated balance sheets.

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Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The following is a reconciliation of the opening and closing balances for financial instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2016:

Derivative Asset (Warrants)

Balance, December 31, 2015	$2,088,889

Fair value of warrants acquired in AMEH	1,527,776
Change in fair value of warrants	1,722,221

Balance, December 31, 2016	$5,338,886

The carrying amounts and fair values of the Company’s financial instruments as of December 31, 2015 are presented below:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total

Assets
Money market accounts	$22,207,123	$-	$-	$22,207,123
Marketable securities – certificates of deposit	1,041,360	-	-	1,041,360
Derivative asset (warrants)	-	-	2,088,889	2,088,889

Total	$23,248,483	$-	$2,088,889	$25,337,372

The following is a reconciliation of the opening and closing balances for financial instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2015:

Derivative Asset (Warrants)

Balance, January 1, 2015	$-

Fair value of warrants acquired in AMEH	2,922,222
Change in fair value of warrants	(833,333)

Balance, December 31, 2015	$2,088,889

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The fair value of the warrant derivative asset of approximately $5.3 million at December 31, 2016 was estimated using the Monte Carlo valuation model, using the following inputs: term of 3.79 – 4.24 years, risk free rate of 1.67% - 1.76%, no dividends, volatility of 63.0% - 62.5%, share price of $7.50 per share based on the trading price of the AMEH common stock adjusted for a marketability discount, and a 0% probability of redemption of the warrant shares issued along with the shares of AMEH’s convertible preferred stock issued in the financing (see Note 7). The fair value of the warrant derivative asset purchased on March 30, 2016 of approximately $1.5 million was estimated at issuance date using the Monte Carlo valuation model, using the following inputs: term of 5 years, risk free rate of 1.2%, no dividends, volatility of 69.9%, share price of $5.93 per share based on the trading price of AMEH’s common stock adjusted for a marketability discount, and a 0% probability of redemption of the warrant shares issued along with the shares of AMEH’s convertible preferred stock issued in the financing.

The fair value of the warrant derivative asset of approximately $2.1 million at December 31, 2015 was estimated using the Monte Carlo valuation model, using the following inputs: term of 4.8 years, risk free rate of 1.71%, no dividends, volatility of 65.7%, share price of $4.75 per share based on the trading price of AMEH’s common stock adjusted for a marketability discount, and a 0% probability of redemption of the warrant shares issued along with the shares of AMEH’s convertible preferred stock issued in the financing (see Note 7). The fair value of the warrant derivative asset purchased on October 14, 2015 of approximately $2.9 million was estimated at issuance using the Monte Carlo valuation model, using the following inputs: term of 5 years, risk free rate of 1.3%, no dividends, volatility of 63.3%, share price of $6.00 per share based on the trading price of AMEH’s common stock adjusted for a marketability discount, and a 0% probability of redemption of the warrant shares issued along with the shares of AMEH’s convertible preferred stock issued in the financing.

There have been no changes in Level 1, Level 2, or Level 3 classification and no changes in valuation techniques for these assets for the years ended December 31, 2016 and 2015.

Intangibles and Long-Lived Assets

Intangible assets with finite lives include network/payor relationships, management contracts and member relationships and are stated at cost, less accumulated amortization and impairment losses. These intangible assets are amortized on accelerated method using the discounted cash flow rate.

Finite-lived intangibles and long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, a write-down would be recorded to reduce the carrying value of the asset to its estimated fair value. Fair value is determined based on appropriate valuation techniques. The Company determined that there was no impairment of its finite-lived intangible or long-lived assets during the years ended December 31, 2016 and 2015.

Goodwill

Goodwill represents the difference between the purchase consideration of an acquired business and the fair value of the identifiable tangible and intangible net assets acquired. Goodwill is tested for impairment on an annual basis and whenever events or circumstances indicate that the carrying amount of such asset may not be recoverable. The Company’s impairment review process compares the fair value of the reporting unit in which the goodwill resides to its carrying value.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Testing for impairment of goodwill is a two-step process. The first step requires the Company to compare the estimated fair value of its reporting unit with its respective carrying value. The Company has determined it has three reporting units, a management services unit, an accountable care organization unit and a health care services unit.

If the fair value is less than the carrying value, goodwill is potentially impaired and the Company then completes the second step to measure the impairment loss, if any. The second step requires the calculation of the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying amount of enterprise goodwill, an impairment loss is recognized equal to the difference.

During the year ended December 31, 2016, the Company recorded an impairment charge of $316,610 related to the acquisition of Apple Physicians Organization in 2008, as the amount was not determined to be recoverable. No impairment loss was recorded by the Company during the year ended December 31, 2015.

Reportable Segments

The Company operates as one reportable segment, the healthcare delivery segment, and implements and operates innovative health care models to create a patient-centered, physician-centric experience. The Company reports its consolidated financial statements in the aggregate, including all activities in one reportable segment.

Investments in Other Entities

Equity Method

The Company accounts for certain investments using the equity method of accounting when it is determined that the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee and is recognized in the consolidated statements of income under “Income from equity method investments” and also is adjusted by contributions to and distributions from the investee. Equity method investments are subject to impairment evaluation. No impairment loss was recorded on equity method investments for the years ended December 31, 2016 and 2015.

Cost Method

The Company uses the cost method to account for investments in companies for which it does not exercise significant influence or control.

The Company reviews its investments in other entities accounted under cost method to determine whether events or changes in circumstances indicate that the investment carrying amount may not be recoverable. The primary factors the Company considers in its determination are the financial condition, operating performance and near term prospects of the investee.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

If the decline in value is deemed to be other than temporary, the Company would recognize an impairment loss. No impairment loss was recorded on investments accounted under the cost method for the years ended December 31, 2016 and 2015.

Medical Liabilities

APC is responsible for integrated care that the associated physicians and contracted hospitals provide to its enrollees. APC provides integrated care to health plan enrollees through a network of contracted providers under sub-capitation and direct patient service arrangements. Medical costs for professional and institutional services rendered by contracted providers are recorded as contracted physicians and other services expenses in the accompanying consolidated statements of income.

Costs incurred by CDSC for operating its ambulatory surgical center, are included in general and administrative expenses in the consolidated statements of income.

An estimate of amounts due to contracted physicians, hospitals, and other professional providers is included in medical liabilities in the accompanying consolidated balance sheets. Medical liabilities include claims reported as of the balance sheet date and estimates of incurred, but not reported claims (“IBNR”). Such estimates are developed using actuarial methods and are based on numerous variables, including the utilization of health care services, historical payment patterns, cost trends, product mix, seasonality, changes in membership, and other factors. The estimation methods and the resulting reserves are periodically reviewed and updated. Many of the medical contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of various services. Such differing interpretations may not come to light until a substantial period of time has passed following the contract implementation. APC has a $60,000 retention per member professional stop loss and $55,000 per member stop loss for Medi-Cal patients for professional claims. Any adjustments to reserves are reflected in current operations.

Revenue Recognition

Revenue primarily consists of capitation revenue, risk pool settlements and incentives, management fee income, surgery center income and fee-for-services. Revenue is recorded in the period in which services are rendered. The form of billing and related risk of collection for such services may vary by customer. The following is a summary of the principal forms of the Company’s billing arrangements and how revenue is recognized for each.

Capitation, Net

Capitation revenue (net of capitation withheld to fund risk share deficits) is recognized in the month in which the services are provided. Minor ongoing adjustments to prior months’ capitation, primarily arising from HMOs finalizing of monthly eligibility data for additions or subtractions of enrollees, are recognized in the month they are communicated to APC. Managed care revenues of APC consist primarily of capitated fees for medical services provided by APC under a provider service agreement (“PSA”) or capitated arrangements directly made with various managed care providers including HMO’s and management service organizations (“MSOs”). Capitation revenue under the PSA and HMO contracts is prepaid monthly to APC based on the number of enrollees electing APC as their healthcare provider. Health plans and providers with higher acuity enrollees will receive more and those with lower acuity enrollees will receive less.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Risk Pool Settlements and Incentives

Contracts with HMO’s also include provisions for APC to participate in the risk (shared risk capitation arrangements) relating to the provision of institutional services (institutional risk) to enrollees, such that APC can earn additional incentive revenue or incur losses based upon the enrollee utilization of hospital services. Typically, any shared risk deficits are not payable until and unless APC generates future risk sharing surpluses, or if the HMO withholds a portion of the capitation revenue to fund any risk share deficits. At the termination of the HMO contract, any accumulated risk share deficit is typically extinguished. Due to the lack of access to information necessary to estimate the related healthcare costs (“IBNR”), revenue from shared risk amounts are recorded when such amounts are known. In addition to risk sharing revenues, APC is also eligible to participate in an incentive program. As an incentive to control enrollee utilization and to promote quality care, the HMOs have designed the quality incentive programs and commercial generic pharmacy incentive programs to compensate APC for efforts it takes to improve the quality of services and for efficient and effective use of pharmacy supplemental benefits provided to the HMO’s members. The incentive programs track specific performance measures and calculate payments to the IPA based on the performance measures.

APC also enter into risk sharing arrangements with affiliated hospitals (full risk capitation arrangements) who in turn have entered into capitation arrangements with various HMOs, pursuant to which the affiliated hospital provides, arranges and pays for institutional risk. Under a risk pool sharing agreement, APC is allocated a percentage of the affiliated hospitals surplus or deficit from the risk pool, after deductions for the affiliated hospitals costs. Advance settlement payments are typically made quarterly in arrears if there is a surplus. However, due to the uncertainty around the settlement of the related IBNR reserve, APC recognizes any excess IBNR reserve on settlement as risk pool settlement revenue on a modified cash basis. Any excess IBNR is normally settled and paid after a period of approximately one year from the related service period.

Management Fee Income

NMM provides claims processing and other administrative services for other IPAs. NMM receives management fee income for the services rendered. Management fees are calculated as a percentage of revenue under capitation contracts with various insurance companies.

Surgery Center Income

CDSC’s surgery center income consists primarily of net patient service revenues that are recorded based upon established billing rates less allowance for contractual adjustments. Revenues are recorded in the period in which the healthcare services are provided, based upon the estimated amounts due from patients and third-party payors, including commercial health plans, employers, workers’ compensation plans and federal and state agencies (under the Medicare and Medicaid programs).

CDSC utilizes the payment history specific to each payor and services to record estimated net revenues to ensure the appropriateness of these estimates. Third-party payor contractual payment terms are generally based upon predetermined rates per procedure or fee-for-service rates.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Fee-for-Service

Fee-for-service revenue primarily represents professional component of charges for medical services rendered by the Company’s contracted physicians and paid to the Company for certain reimbursable services, which is recognized at the time reimbursements are received from the health plans.

Stop-Loss Provisions

Stop-loss insurance limits the cost of medical services for enrollees whose professional care costs exceed a specified level. Stop-loss insurance premiums are reported as medical expenses and insurance recoveries are reported as a reduction of related medical expenses. The Company is contingently liable to the extent that any insurer becomes unable to meet its contractual obligation. As of December 31, 2016 and 2015, the liability balance for stop-loss provision was $0.

The Company has purchased stop-loss insurance, which will reimburse the Company for claims from service providers on a per enrollee basis. The specific retention amount per enrollee per policy period is $55,000 to $60,000 for professional coverage.

Income Taxes

Deferred income taxes are provided for temporary differences between financial and tax reporting in accordance with the liability method.

The Company utilizes ASC 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of asset and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company uses a recognition threshold of more-likely-than-not and a measurement attribute on all tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements. Once the recognition threshold is met, the tax position is then measured to determine the actual amount of benefit to recognize in the consolidated financial statements. The Company recognizes interest and penalties on taxes, if any, within operations as income tax expense. No interest or penalties on taxes were recognized in 2016 and 2015. The Company is subject to U.S. federal income tax examination from 2013 onward and state income tax examination from 2012 onward.

Share-Based Compensation

The Company accounts for share-based compensation arrangements in accordance with ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and nonemployees based on estimated fair values. ASC 718 further requires a reduction in share-based compensation expense by an estimated forfeiture rate.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock option awards at the grant date. The model requires the input of highly subjective assumptions, including the Company’s estimated share price, expected stock price volatility, which is based on taking the average historical price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the awards, the expected dividend yield, the expected term of an option, and the risk-free interest rate, which is based on the US Treasury yield curve in effect at the time of grant. The Company uses historical employee exercise behavior, forfeitures, cancellations, and other factors to estimate the expected term.

Changes in subjective input assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized.

The Company accounts for equity instruments issued to nonemployees and consultants in exchange for goods and services under ASC 505-50, Equity-Based Payments to Non-Employees. As such, the value of the applicable share-based compensation is periodically remeasured using an appropriate valuation model and income or expense is recognized during the vesting terms of the equity instruments. The measurement date for the estimated fair value of the equity instruments issued is the earlier of (i) the date at which a commitment for performance by the nonemployee or consultant is reached or (ii) the date at which the nonemployee or consultant’s performance is complete. In the case of equity instruments issued to consultants, the estimated fair value of the equity instrument is primarily recognized over the term of the consulting agreement.

Basic and Diluted Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to NMM’s shareholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares outstanding plus the effect of dilutive securities outstanding during the periods presented, using treasury method. See Note 16 for more details.

Noncontrolling Interests

The Company consolidates entities in which the Company has a controlling financial interest. The Company consolidates subsidiaries in which the Company hold, directly or indirectly, more than 50% of the voting rights, and variable interest entities (VIEs) in which the Company is the primary beneficiary. Noncontrolling interests represent third-party equity ownership interests in the Company’s consolidated entities. The amount of net income attributable to noncontrolling interests is disclosed in the consolidated statements of income.

Mezzanine Equity

Based on the shareholder agreements for both NMM and APC, in the event of a disqualifying event, as defined in the agreements, NMM and APC could be required to repurchase the shares from their respective shareholders based on certain triggers outlined in the shareholder agreements. The triggers that could cause NMM to redeem the shares are not solely within the control of NMM. As the redemption feature of the shares is not solely within the control of NMM, the common stock and additional paid-in capital of NMM has been classified in mezzanine or temporary equity as redeemable common stock.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

In addition, as the redemption feature of the shares is not solely within the control of APC, the equity of APC does not qualify as permanent equity and has been classified as mezzanine or temporary equity. Accordingly, the Company recognizes noncontrolling interests in APC as mezzanine equity in the consolidated financial statements.

Recent Accounting Pronouncements

In May 2014, the FASB issued a new revenue recognition standard, Accounting Standards Update (“ASU”) No. 2014-09, Revenue From Contracts with Customers (Topic 606) (“ASC 2014-09”), that will supersede nearly all existing revenue recognition guidance under GAAP. The revenue recognition standard will allow for the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The standard permits the use of either a full retrospective or retrospective with cumulative effect transition method. On August 8, 2015, the FASB issued ASU No. 2015-14, which defers the effective date of ASU No. 2014-09 by one year. The standard is effective for nonpublic entities for annual periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, with the earliest option of adoption being the fiscal year beginning after December 15, 2016. In addition, the FASB issued the following accounting standard updates related to Topic 606, Revenue from Contracts with Customers:

•	ASU No. 2016-08, Revenue From Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) (“ASU 2016-08”) in March 2016. ASU 2016-08 does not change the core principle of revenue recognition in Topic 606, but clarifies the implementation guidance on principal versus agent considerations.
•	ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”) in April 2016. ASU 2016-10 does not change the core principle of revenue recognition in Topic 606, but clarifies the implementation guidance on identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.
•	ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”) in May 2016. ASU 2016-12 does not change the core principle of revenue recognition in Topic 606, but clarifies the implementation guidance on a few narrow areas and adds some practical expedients to the guidance.
•	ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (“ASU 2016-20”) in December 2016. ASU 2016-20 does not change the core principle of revenue recognition in Topic 606, but affects narrow aspects of the guidance issued in ASU 2014-09.

The Company is currently evaluating the impact of ASC 606 on its consolidated financial statements. However, at the current time the Company does not know what impact the new standard will have on revenue recognized and other accounting decisions in future periods, if any, nor what method of adoption will be selected if the impact is material.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). This update changes the guidance with respect to the analyses that a reporting entity must perform to determine whether it should consolidate certain types of legal entities.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

All legal entities are subject to reevaluation under the revised consolidation model. The new guidance affects the following areas: (1) limited partnerships and similar legal entities, (2) evaluating fees paid to a decision maker or a service provider as a variable interest, (3) the effect of fee arrangements on the primary beneficiary determination, (4) the effect of related parties on the primary beneficiary determination, and (5) certain investment funds. ASU 2015-02 is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company early adopted ASU 2015-02 effective for the year ended December 31, 2015. The adoption did not have a significant impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). This amendment simplifies the presentation of deferred tax assets and liabilities on the balance sheet and requires all deferred tax assets and liabilities, along with any related valuation allowance, to be treated as non-current. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018, with early adoption permitted as of the beginning of an interim or annual reporting period. The Company early adopted ASU 2015-17 with retrospective effect to all periods presented and the adoption did not have any impact on fiscal year 2015.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). ASU 2016-01 addresses certain aspects of recognition, measurement, presentation and disclosures of financial instruments including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. ASU 2016-01 will become effective for the Company for fiscal year beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company is currently evaluating the guidance to determine the potential impact on its financial position, results of operations, cash flows and related disclosures.

In March 2016, the FASB issued ASU No. 2016-07, Investments – Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting (“ASU 2016-07”), which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments in this ASU are effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method.

Early adoption of the amendments is permitted. Accordingly, the Company will adopt ASU 2016-07 in 2017 and such adoption is not expected to have an impact on the Company’s consolidated financial statements and footnote disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which will require organizations to recognize lease assets and lease liabilities on the balance sheet, including leases that were previously classified as operating leases. The ASU will also require additional disclosures about leasing arrangements related to the amount, timing, and uncertainty of cash flows arising from leases.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption of the amendments is permitted and the new guidance shall be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and footnote disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). This ASU makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholding on share-based compensation, and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. The standard is effective for annual reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018, with early adoption permitted. The Company expects to adopt this guidance when effective and is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). This ASU provides clarification regarding how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The issues addressed in this ASU that will affect the Company are classifying debt prepayments or debt extinguishment costs, distributions received from equity method investees, and contingent consideration payments made after a business combination. This update is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Company is currently assessing the impact the adoption of ASU 2016-15 will have on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties that are under Common Control (“ASU 2016-17”). ASU 2016-17 amends the consolidation guidance on how a reporting entity that is the single decision maker of a VIE should treat indirect interest in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. Entities that already have adopted ASU 2015-02 are required to apply ASU 2016-17 retrospectively to all relevant prior periods beginning with the fiscal year in which ASU 2015-02 was initially applied. Accordingly, the Company retrospectively adopted ASU 2016-17 effective December 31, 2015 and such adoption did not have an impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-17 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Company is currently assessing the impact the adoption of ASU 2016-18 will have on the Company’s consolidated financial statements.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). This ASU provides a screen to determine when a set is not a business, which requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business, which reduces the number of transactions that need to be further evaluated. If the screen is not met, this ASU require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and also remove the evaluation of whether a market participant could replace missing elements. This update is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company is currently assessing the impact the adoption of ASU 2017-01 will have on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). This ASU eliminates Step 2 from the goodwill impairment test if the carrying amount exceeds the fair value of a reporting unit and also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. This update is effective on a prospective basis for annual and interim goodwill impairment tests performed for periods beginning after December 15, 2021. Early adoption is permitted for interim and annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently assessing the impact the adoption of ASU 2017-04 will have on the Company’s consolidated financial statements.

3.	Mergers and Acquisitions

PIPA MSO, Inc.

On July 1, 2015, NMM merged with PIPA MSO, Inc. (“PIPA MSO”), a California corporation with NMM being the surviving entity. PIPA MSO was organized for the purpose of providing management services to medical groups and IPAs. The management service covers billing, collection, accounting, administrative, non-physician personnel staffing, and marketing. NMM acquired the operational and management processes associated with providing management services to medical groups and IPA’s.

NMM issued 157,876,218 shares of its common stock to the PIPA MSO shareholders with a fair value of $57,887,947 ($0.37 per share, which is based on management’s evaluation of the share price), representing approximately 44% of the issued and outstanding shares of NMM in exchange for shares held by former shareholders of PIPA MSO.

The fair value of the NMM share price was determined based on the use of the income and market approaches to derive the business enterprise value and applying a rate of 50% to the discounted cash flow method and 25% each to the guideline public company method and guideline mergers & acquisitions method. A discount of 28.5% for lack of marketability was then applied to determine the per share value. There was no cash consideration in this transaction. Transaction costs are not included as a component of consideration transferred and were expensed as incurred, which were minimal and are included in general and administrative expenses in the accompanying consolidated statements of income.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The Company accounted for the acquisition as a business combination using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and be recorded on the balance sheet. Under the acquisition method of accounting, the total purchase consideration was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. Goodwill is not deductible for tax purposes.

The final allocation of the total purchase price to the net assets acquired and liabilities assumed is as follows:

Cash and cash equivalents	$576,480
Other current assets	7,392
Identifiable intangible asset – management contract	22,832,000
Goodwill	44,321,086

Total assets acquired	67,736,958

Accounts payable and accrued expenses	(545,884)
Deferred tax liabilities	(9,303,127)

Total liabilities assumed	(9,849,011)

Net assets acquired	$57,887,947

In the view of management, the goodwill recorded in the transaction reflects the Company’s future cash flow expectations and its market position in the healthcare industry. The intangible asset represents $22,832,000 recognized for the fair value of the management contracts that have an approximate useful life of 15 years. The valuation of the management contract acquired was based on management’s evaluation and estimates, available information, and reasonable and supportable assumptions, and are considered Level 3 measurements. The fair value of the management contract was estimated utilizing the income – discounted cash flow and market valuation approaches.

The following unaudited supplemental pro forma information for the year ended December 31, 2015, assumes the acquisition of PIPA MSO had occurred as of January 1, 2015. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had PIPA MSO been operated as part of NMM since January 1, 2015.

	As reported	Pro-forma (unaudited)

Total revenues	$313,124,795	$314,282,760
Consolidated net income	$12,817,101	$12,915,885
Earnings per share – basic	$0.05	$0.05
Earnings per share – diluted	$0.05	$0.05
Weighted average shares of common stock outstanding – basic	256,619,159	256,619,159
Weighted average shares of common stock outstanding – diluted	263,734,916	263,734,916

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Physicians Healthways Medical Corporation

On April 1, 2015, APC merged with Physicians Healthways Medical Corporation (“PHW”), a California professional corporation, with APC being the surviving entity.

APC issued 60,714,750 shares of common stock with a fair value of $37,238,000 to the PHW shareholders. Per management’s evaluation, which utilized the income – discounted cash flow and market approaches, the estimated fair value of the APC common stock issued as consideration for the transaction was $37,238,000.

APC acquired intangible assets related to the network/payor relationships (approximately 58,000 health plan members of the PHW IPA and its physician members). Transaction costs are not included as a component of consideration transferred and were expensed as incurred, which were minimal and are included in general and administrative expenses in the accompanying consolidated statements of income.

The Company accounted for the acquisition as a business combination using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and be recorded on the balance sheet. Under the acquisition method of accounting, the total purchase consideration was allocated to the intangible assets acquired with the remainder allocated to goodwill. Goodwill is not deductible for tax purposes.

The final allocation of the total purchase consideration to the net assets acquired is summarized as follows:

Identifiable intangible asset - network/payor relationships	$32,606,000
Goodwill	17,917,634

Total assets acquired	50,523,634

Deferred tax liability	(13,285,634)

Total liabilities assumed	(13,285,634)

Net assets acquired	$37,238,000

In the view of management, the goodwill recorded in the transaction reflects the Company’s future cash flow expectations and its market position in the healthcare industry. The intangible asset represents $32,606,000 recognized for the fair value of the network/payor relationships that has an approximate useful life of 15 years. The valuation of the network/payor relationships acquired was based on management’s evaluation, management’s estimates, available information, and reasonable and supportable assumptions, and are considered Level 3 measurements. The fair value of the network/payor relationships was estimated utilizing the income – discounted cash flow and market valuation approaches.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The following unaudited supplemental pro forma information for the year ended December 31, 2015, assumes the acquisition of PHW had occurred as of January 1, 2015. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had PHW been operated as part of APC since January 1, 2015.

	As reported	Pro-forma (unaudited)

Total revenues	$313,124,705	$325,280,119
Consolidated net income	$12,817,101	$12,794,310
Earnings per share – basic	$0.05	$0.05
Earnings per share – diluted	$0.05	$0.05
Weighted average shares of common stock outstanding – basic	256,619,159	256,619,159
Weighted average shares of common stock outstanding – diluted	263,734,916	263,734,916

APCN-ACO and ACO Acquisition Corporation

On November 11, 2015, NMM, ACO Acquisition Corporation, and APCN-ACO, A Medical Professional Corp. (“APCN-ACO”) entered into a reorganization agreement whereby ACO Acquisition Corporation, a newly organized entity in which NMM is its sole shareholder, merged with APCN-ACO, effective on January 8, 2016, the date of filing the merger agreement with the California Secretary of State. APCN-ACO operates an accountable care organization (“ACO”), as defined under the Medicare Shares Savings Program (“MSSP”), which is comprised of the ACO’s network of independent medical practices. The primary reason for the business combination was for NMM to acquire the member relationships of APCN-ACO.

Immediately following the effective date, NMM became the sole shareholder of APCN-ACO. On the effective date, each share of APCN-ACO’s common stock issued and outstanding immediately prior to the effective date, was converted at 0.6 of one fully paid and nonassessable share(s) of common stock of NMM, immediately following which, each one share of common stock of ACO Acquisition Corporation was converted into and became one fully paid and nonassessable share of APCN-ACO’s common stock. As a result of the merger transaction, all of APCN-ACO’s shares were converted into 7,500,000 shares of NMM common stock.

All of APCN-ACO’s right, title and interest in and to all of its assets as of the effective date were included as part of the merger, including, without limitation, all of the following assets: (i) 75% of the issued and outstanding equity interests of 99 Medical Equipment Healthcare Supplies & Wheelchair Center (“99 DME”); (ii) 25% of the issued and outstanding equity interests of Allegiance Home Health, Inc.; and (iii) 5% economic interest in Pacific Medical Imaging & Oncology Center, Inc. (“PMIOC”). 99 DME is a medical equipment store that specializes in the retail sale of medical supplies and mobility equipment. On January 8, 2016, APCN-ACO purchased the remaining 25% interest in 99 DME for $12,500, resulting in APCN-ACO having 100% ownership of the issued and outstanding equity interests of 99 DME. Allegiance Home Health, Inc. is a California Corporation that engages in providing skilling nursing, physical therapy, speech pathology, medical social worker and home health aide. See Note 7 for further information regarding PMIOC.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

NMM issued 7,500,000 shares of common stock to the APCN-ACO shareholders, with a fair value of $3,075,000. Based on the Company’s valuation, which utilized the income – discounted cash flow and market approaches, the estimated fair value of the NMM common stock issued as consideration for the transaction was $0.41 per share. Transaction costs are not included as a component of consideration transferred and were expensed as incurred, which were minimal and are included in general and administrative expenses in the accompanying consolidated statements of income.

The Company accounted for the acquisition as a business combination using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and be recorded on the consolidated balance sheets. Under the acquisition method of accounting, the total purchase consideration was allocated to the intangible assets acquired with the remainder allocated to goodwill. Goodwill is not deductible for tax purposes.

The final allocation of the total purchase price to the net assets acquired is summarized as follows:

Investments in other entities – cost method	$25,000
Identifiable intangible asset - member relationships	1,738,000
Goodwill	1,679,849

Total assets acquired	3,442,849

Deferred tax liability	(367,849)

Total liabilities assumed	(367,849)

Net assets acquired	$3,075,000

In the view of management, the goodwill recorded in the transaction reflects the Company’s future cash flow expectations and its market position in the healthcare industry. The intangible asset represents $1,738,000 recognized for the fair value of the member relationships that has an approximate useful life of 7 years. The valuation of the member relationships acquired was based on management’s estimates, available information, and reasonable and supportable assumptions, and are considered Level 3 measurements. The fair value of the member relationships was estimated utilizing the income – discounted cash flow and market valuation approaches.

Prior to the merger with NMM, APCN-ACO had minimal activity. For the year ended December 31, 2015, APCN-ACO had approximately $171,000 (unaudited) of operating expenses and net loss, which included $160,000 (unaudited) of management fees from an unrelated service provider. Due to insignificant operations, the Company did not determine it is necessary to present supplemental pro forma information for the year ended December 31, 2015.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

ACO Acquisition Corporation #2, and Allied Physicians ACO, LLC

On December 18, 2016, NMM, ACO Acquisition Corporation #2, and Allied Physicians ACO, LLC
(“AP-ACO”) entered into a reorganization agreement whereby ACO Acquisition Corporation #2, a newly organized entity which NMM is its sole shareholder, merged into AP-ACO, effective on December 20, 2016, the date of filing the merger agreement with the California Secretary of State. AP-ACO operates an ACO, as defined under the MSSP, which is comprised of the ACO’s network of independent medical practices. The primary reason for the business combination was for NMM to acquire the member relationships of AP-ACO.

Immediately following the effective date, NMM became the sole member of AP-ACO. On the effective date, all of the membership interests of AP-ACO issued and outstanding immediately prior to the effective date were converted on a pro rata basis into 4,000,000 shares of NMM common stock. All of AP-ACO’s right, title and interest in and to all of its assets as of the effective date were included as part of the merger, including, without limitation, all of AP-ACO’s economic interest in PMIOC. See note 7 for further information regarding PMIOC.

NMM issued 4,000,000 shares of common stock (which includes 1,600,000 shares issued to APC) with a fair value of $2,080,000 to the members of AP-ACO. Per management’s evaluation, which utilized the income – discounted cash flow and market approaches, the estimated fair value of the NMM common stock issued as consideration for the transaction was $0.52 per share. Transaction costs are not included as a component of consideration transferred and were expensed as incurred, which were minimal and are included in general and administrative expenses in the accompanying consolidated statements of income.

NMM did not acquire any identifiable tangible assets and did no assume any liabilities as a result of the acquisition.

The Company accounted for the acquisition as a business combination using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and be recorded on the consolidated balance sheets. Under the acquisition method of accounting, the total purchase consideration was allocated to the intangible assets acquired with the remainder allocated to goodwill. Goodwill is not deductible for tax purposes.

The final allocation of the total purchase price to the net assets acquired is summarized as follows:

Identifiable intangible asset - member relationships	$1,497,000
Goodwill	1,192,968

Total assets acquired	2,689,968

Deferred tax liability	(609,968)

Total liabilities assumed	(609,968)

Net assets acquired	$2,080,000

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

In the view of management, the goodwill recorded in the transaction reflects the Company’s future cash flow expectations and its market position in the healthcare industry. The intangible asset represents $1,497,000 recognized for the fair value of the member relationships that has an approximate useful life of 5 years. The valuation of the member relationships acquired was based on a management’s evaluation, management’s estimates, available information, and reasonable and supportable assumptions, and are considered Level 3 measurements. The fair value of the member relationships was estimated utilizing the income – discounted cash flow and market valuation approaches.

Prior to the merger with NMM, AP-ACO had minimal activity. For the year ended December 31, 2015, AP-ACO had approximately $200 (unaudited) of operating expenses and net loss. Due to insignificant operations, the Company did not determine it is necessary to present supplemental pro forma information for the year ended December 31, 2015.

4.	Land, Property and Equipment, Net

Land, property and equipment, net consists of:

	2016	2015

Land	$3,300,000	$3,300,000
Buildings	2,510,161	2,499,469
Computer software	2,263,805	1,441,521
Furniture and equipment	7,928,054	6,381,381
Construction in progress	954,470	100,000
Leasehold improvements	1,621,605	1,363,337

	18,578,095	15,085,708

Less accumulated depreciation and amortization	(8,204,762)	(6,758,884)

Land, property and equipment, net	$10,373,333	$8,326,824

Depreciation and amortization expense was $1,445,877 and $952,110 for the years ended December 31, 2016 and 2015, respectively.

5.	Intangible Assets, Net

At December 31, 2016, intangible assets, net consists of the following:

	Useful Life (Years)	Gross December 31, 2015	Additions	Gross December 31, 2016	Accumulated Amortization	Net December 31, 2016

Network/payor relationships	15	$106,660,000	$-	$106,660,000	$(22,186,665)	$84,473,335
Management contracts	15	22,832,000	-	22,832,000	(2,446,286)	20,385,714
Member relationships	5-7	-	3,235,000	3,235,000	-	3,235,000

		$129,492,000	$3,235,000	$132,727,000	$(24,632,951)	$108,094,049

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

At December 31, 2015, intangible assets, net consists of the following:

	Useful Life (Years)	Gross December 31, 2014	Additions	Gross December 31, 2015	Accumulated Amortization	Net December 31, 2015

Network/payor relationships	15	$74,054,000	$32,606,000	$106,660,000	$(7,817,588)	$98,842,412
Management contracts	15	-	22,832,000	22,832,000	(570,800)	22,261,200

		$74,054,000	$55,438,000	$129,492,000	$(8,388,388)	$121,103,612

Included in depreciation and amortization on the consolidated statements of income is amortization expense of $16,244,563 and $7,727,952 for the years ended December 31, 2016 and 2015, respectively.

Future amortization expense is estimated to be approximately as follows for the years ending December 31:

Amount

2017	$17,000,000
2018	15,300,000
2019	13,000,000
2020	11,300,000
2021	9,700,000
Thereafter	41,794,049

$108,094,049

The member relationship assets acquired from both APCN-ACO and AP-ACO represent member lives that are to be utilized by APA-ACO, and are considered part of the ACO operating segment. APA-ACO, an entity owned 50% by NMM and 50% by Apollo Medical Holdings, Inc. (“AMEH”) (see Note 7) and is also a Next Gen ACO (“NGACO”), which was approved in January 2017. The Center for Medicare and Medicaid services (“CMS”) is implementing the NGACO Model under section 1115A of the Social Security Act, which authorizes CMS, through its Center for Medicare and Medicaid Innovation, to test innovative payment and service delivery models that have the potential to reduce Medicare, Medicaid or Children’s Health Insurance Program expenditures while maintaining or improving the quality of beneficiaries’ care. The purpose of the NGACO Model is to test an alternative Medicare ACO payment model. Specifically, this model will test whether health outcomes improve and Medicare Parts A and B expenditures for Medicare FFS beneficiaries decrease if Medicare ACOs (1) accept a higher level of financial risk compared to existing Medicare ACO payment models, and (2) are permitted to select certain innovative Medicare payment arrangements and to offer certain additional benefit enhancements to their assigned Medicare FFS beneficiaries. These member relationships acquired in 2016 were reenrolled under APA-ACO on January 1, 2017. Members of APCN-ACO and AP-ACO may opt out of the automatic enrollment into APA-ACO.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

6.	Goodwill

The following is a summary of goodwill activity for the years ended December 31, 2016 and 2015:

Management Services Reporting Unit

Balance at January 1, 2015	$-

Acquisition of PIPA MSO	44,321,086

Balance at December 31, 2015 and 2016	$44,321,086

Health Care Services Reporting Unit

Balance at January 1, 2015	$38,612,424

Acquisition of PHW	17,917,634

Balance at December 31, 2015	56,530,058

Impairment loss in Apple Physicians Organization	(316,610)

Balance at December 31, 2016	$56,213,448

ACO Reporting Unit

Balance at January 1, 2016	$-

Acquisition of APCN-ACO	1,679,849
Acquisition of AP-ACO	1,192,968

Balance at December 31, 2016	$2,872,817

Total

Balance at January 1, 2015	$38,612,424

Acquisitions	62,238,720

Balance at December 31, 2015	100,851,144

Acquisitions	2,872,817
Impairment loss in Apple Physicians Organization	(316,610)

Balance at December 31, 2016	$103,407,351

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

7.	Investments in Other Entities

Equity Method

LaSalle Medical Associates

LaSalle Medical Associates, Inc., (“LMA”) was founded by Dr. Albert Arteaga in 1996 and currently operates four neighborhood medical centers employing more than 120 dedicated healthcare professionals, treating children, adults and seniors in San Bernardino County. LMA’s patients are primarily served by Medi-Cal and they also accept Blue Cross, Blue Shield, Molina, Care 1st, Health Net and Inland Empire Health Plan. LMA is also an IPA of independently contracted doctors, hospitals and clinics, delivering high quality care to more than 245,000 patients in Fresno, Kings, Los Angeles, Madera, Riverside, San Bernardino and Tulare Counties. During 2012, APC-LSMA entered into a share purchase agreement whereby APC-LSMA invested $5,000,000 for a 25% interest in LMA’s IPA line of business. NMM has a management services agreement with LMA. APC accounts for its investment in LMA under the equity method as APC has the ability to exercise significant influence, but not control over LMA’s operations. For the years ended December 31, 2016 and 2015, APC recorded income from this investment of $3,857,391 and $985,616, respectively, in the accompanying consolidated statements of income. During the years ended December 31, 2016 and 2015, APC also received dividends of $2,000,000 and $500,000, respectively, from LMA. The investment balance was $9,503,875 and $7,646,484 at December 31, 2016 and 2015, respectively.

LMA’s IPA line of business summarized balance sheets at December 31, 2016 and 2015 and summarized statements of income for the years ended December 31, 2016 and 2015 are as follows (unaudited):

Balance Sheets

December 31,	2016 (unaudited)	2015 (unaudited)

Assets
Cash and cash equivalents	$18,441,306	$22,746,976
Restricted cash	-	1,800,000
Receivables, net	3,142,173	2,807,126
Investments	-	8,117,474
Other current assets	1,589,606	166,537
Loan receivable	1,250,000	-
Other assets	657,171	1,267,356

Total assets	$25,080,256	$36,905,469

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Liabilities and Stockholders’ Equity

December 31,	2016 (unaudited)	2015 (unaudited)

Current liabilities	$18,253,224	$22,506,477
Stockholders’ equity	6,827,032	14,398,992

Total liabilities and stockholders’ equity	$25,080,256	$36,905,469

Statements of Income

Years ended December 31,	2016 (unaudited)	2015 (unaudited)

Revenues	$191,530,251	$169,488,210
Expenses	164,694,297	162,815,750

Income before provision for income taxes	26,835,954	6,672,460

Provision for income taxes	(11,406,393)	(2,730,200)

Net income	$15,429,561	$3,942,460

PMIOC

PMIOC was incorporated in 2004 in the state of California. PMIOC provides comprehensive diagnostic imaging services using state-of-the-art technology. PMIOC offers high quality diagnostic services such as MRI/MRA, PET/CT, CT, nuclear medicine, ultrasound, digital x-rays, bone densitometry and digital mammography at their facilities.

In July 2015, APC-LSMA entered into a share purchase agreement whereby APC-LSMA invested $1,200,000 for a 40% ownership in PMIOC. APC paid $564,000 cash, and APCN-ACO and AP-ACO paid an aggregate of $36,000 on behalf of APC, for this investment with the remaining $600,000 due on or before December 31, 2016, pursuant to a promissory note dated July 1, 2015. The remaining balance of $600,000 was included in notes payable – related party as of December 31, 2015 and was repaid in full in 2016.

APC and PMIOC have an Ancillary Service Contract together whereby PMIOC provides covered services on behalf of APC to enrollees of the plans of APC. Under the Ancillary Service Contract APC paid PMIOC fees of $1,797,064 and $1,889,366 for the years ended December 31, 2016 and 2015, respectively. APC accounts for its investment in PMIOC under the equity method of accounting as APC has the ability to exercise significant influence, but not control over PMIOC’s operations. During the years ended December 31, 2016 and 2015, APC recorded income from this investment of $19,722 and $126,705, respectively, in the accompanying consolidated statements of income and has an investment balance of $1,346,428 and $1,326,705 at December 31, 2016 and 2015, respectively.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Universal Care, Inc.

Universal Care, Inc. (“UCI”) is a privately held health plan that has been in operation since 1985 in order to help its members through the complexities of the healthcare system. UCI holds a license under the California Knox-Keene Health Care Services Plan Act (Knox-Keene Act) to operate as a full-service health plan. UCI contracts with the CMS under the Medicare Advantage Prescription Drug Program.

On August 10, 2015, UCAP, an entity solely owned 100% by APC with APC’s executives, Dr. Thomas Lam, Dr. Pen Lee and Dr. Kenneth Sim, as designated managers of UCAP, purchased from UCI 100,000 shares of UCI class A-2 voting common stock (comprising 48.9% of the total outstanding UCI shares, but 50% of UCI’s voting common stock) for $10,000,000. APC accounts for its investment in UCI under the equity method of accounting as APC has the ability to exercise significant influence, but not control over UCI’s operations. During the years ended December 31, 2016 and 2015, the Company recorded income from this investment of $848,027 and $94,333 (represents allocation of net income of UCI from November 18, 2015 through December 31, 2015), respectively, in the accompanying consolidated statements of income and has an investment balance of $10,942,360 and $10,094,333 at December 31, 2016 and 2015, respectively.

In 2015, the Company also advanced $5,000,000 to UCI for working capital purposes. The subordinated loan accrues interest at the prime rate plus 1%, or 4.75% and 4.50% as of December 31, 2016 and 2015, respectively, with interest to be paid monthly. Pursuant to the stock purchase agreement, the principal repayment schedule is based on certain contingent criteria. The entire note receivable has been classified as non-current loans receivable - related parties on the consolidated balance sheets as of December 31, 2016 and 2015 in the amount of $5,000,000.

UCI’s balance sheets at December 31, 2016 and 2015 and statements of income for the years ended December 31, 2016 and 2015 are as follows:

Balance Sheets

December 31,	2016 (unaudited)	2015 (unaudited)

Assets
Cash	$23,155,207	$13,654,114
Receivables, net	17,928,792	14,104,690
Other current assets	11,319,582	11,700,474
Other assets	2,432,338	1,313,720
Property and equipment, net	1,099,766	1,091,361

Total assets	$55,935,685	$41,864,359

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Liabilities and Stockholders’ Equity

December 31,	2016 (unaudited)	2015 (unaudited)

Current liabilities	$46,718,155	$34,558,426
Other liabilities	8,075,977	10,093,585
Stockholders’ equity (deficit)	1,141,553	(2,787,652)

Total liabilities and stockholders’ equity (deficit)	$55,935,685	$41,864,359

Statements of Income

Years ended December 31,	2016 (unaudited)	2015 (unaudited)

Revenues	$161,289,612	$118,875,432
Expenses	161,277,959	121,548,237

Income (loss) before benefit for income taxes	11,653	(2,672,805)
Benefit for income taxes	(1,615,678)	(1,957,947)

Income (loss) before other income and discontinued operations	1,627,331	(714,858)
Other income	106,875	-
Loss from discontinued operations	-	(1,122,518)

Total other income (loss) from discontinued operations	106,875	(1,122,518)

Net income (loss)	$1,734,206	$(1,837,376)

DMG

On May 14, 2016, David C.P. Chen M.D., Inc., a California professional corporation doing business as Diagnostic Medical Group (“DMG”), David C.P. Chen M.D., individually (collectively “Seller”) and APC-LSMA, a designated shareholder professional corporation formed on October 15, 2012, which is 100% owned by Dr. Thomas Lam (CEO of APC) and is controlled and consolidated by APC who is the primary beneficiary of this VIE, entered into a share purchase agreement whereby APC-LSMA acquired a 40% ownership interest in DMG for total cash consideration of $1,600,000.

Seller may in Seller’s sole discretion (but shall not be obligated to) use all or a portion of the purchase price proceeds to purchase shares of common stock of APC and/or NMM. The purchase price for any shares of APC and/or NMM common stock shall be at the then applicable price per share established by APC and/or NMM Board of Directors, respectively (which, as of the closing date is $1.00 per share of APC common stock and $1.00 per share of NMM common stock).

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Notwithstanding the foregoing, in the event Seller (in Seller’s sole discretion) uses a portion of the purchase price proceeds to purchase shares of APC common stock, Seller shall have the right to purchase 60,000 shares of APC common stock for the aggregate purchase price of $10,000 (the “AP Share Option”), provided that, (i) the AP Share Option shall automatically expire on the date that is three (3) months after the closing date unless exercised by written notice given by Seller to APC prior to the expiration thereof; and (ii) any shares of APC common stock purchased by Seller that are not covered by the AP Share Option shall be purchased by Seller at the then applicable price per share established by the APC Board of Directors. See note 12 for details of the accounting for the stock option.

In July 2016, APC advanced $200,000 to DMG pursuant to a promissory note agreement. The note accrues interest at 3.5% per annum and matures on June 30, 2018. The balance of $200,000 is included in loans receivable – related parties in the accompanying consolidated balance sheet as of December 31, 2016.

During 2016, APC also contributed its portion of additional capital of $40,000 to DMG for working capital purposes, which represents APC’s 40% investment portion.

APC accounts for its investment in DMG under the equity method of accounting as APC has the ability to exercise significant influence, but not control over DMG’s operations. APC recorded income from this investment of $43,698 in 2016 in the accompanying consolidated statement of operations and has an investment balance of $1,683,698 at December 31, 2016.

PASC

Pacific Ambulatory Surgery Center, LLC (“PASC”), a California limited liability company, is a multi-specialty outpatient surgery center that is certified to participate in the Medicare program and is accredited by the Accreditation Association for Ambulatory Health Care. PASC has entered into agreements with organizations such as healthcare service plans, independent physician practice associations, medical groups and other purchasers of healthcare services for the arrangement of the provision of outpatient surgery center services to subscribers or enrollees of such health plans. On November 15, 2016, PASC and APC, entered into a membership interest purchase agreement whereby PASC sold 40% of its aggregate issued and outstanding membership interests to APC for total consideration of $800,000.

In connection with the membership interest purchase agreement, PASC entered into a management services agreement with NMM, which requires the payment of management fees computed as 2% of PASC revenues. The term of the management services agreement commenced on the effective date and extend for a period of 60 months thereafter, and may be extended in writing at the sole option of NMM for an additional period of 60 months following the expiration of the initial term and is automatically renewed for additional consecutive terms of three years unless terminated by either party. PASC shall not be permitted to terminate the management services agreement for any reason during the initial term and, if extended, the extended term.

APC accounts for its investment in PASC under the equity method of accounting as APC has the ability to exercise significant influence, but not control over PASC’s operations. APC recorded a loss from this investment of $20,296 in 2016 in the accompanying consolidated statement of income and has an investment balance of $779,704 at December 31, 2016.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

APA-ACO

On May 25, 2016, NMM and AMEH established APA-ACO as a joint venture entity to facilitate the member lives acquired by NMM through its acquisitions of AP-ACO and APCN-ACO to NGACO (see Note 5). There has been no activity for this joint venture as of December 31, 2016.

ICC

On November 15, 2016, APC-LSMA, a holding company of APC, agreed to purchase and acquire from AHMC International Cancer Center (“ICC”) 40% of the aggregate issued and outstanding shares of capital stock of ICC for $400,000 in cash. ICC is a professional medical California corporation and has entered into agreements with organizations such as healthcare service plans, independent physician practice associations, medical groups and other purchasers of medical services (“Healthplans”) for the arrangement of the provision of healthcare services to subscribers or enrollees of said Healthplans. In addition, ICC has entered into written agreements with physicians and other healthcare professionals to provide or arrange for the provision of healthcare services to enrollees of participating Healthplans who have contracted or will contract with ICC for healthcare services. Subsequent to the acquisition, it was agreed that ICC’s working capital needs shall be funded as and when needed through capital contributions and/or subordinated debt by the shareholders of ICC on a pro rata basis based on their respective ownership interests in ICC. This transaction has not been completed yet, as certain requirements were not met.

Investments in other entities – equity method consists of the following:

Years ended December 31,	2016	2015

Universal Care, Inc.	$10,942,360	$10,094,333
LaSalle Medical Associates – IPA Line of Business	9,503,875	7,646,484
Diagnostic Medical Group	1,683,698	-
Pacific Medical Imaging & Oncology Center, Inc.	1,346,428	1,326,705
Pacific Ambulatory Surgery Center, LLC	779,704	-
Apple Physicians Organization	-	7,697

	$24,256,065	$19,075,219

During the year ended December 31, 2016, the Company recorded an impairment charge of $7,697 related to the investment from the acquisition of Apple Physicians Organization in 2008, as the amount was not determined to be recoverable.

Cost Method

Apollo Medical Holdings, Inc.

On October 14, 2015, the Company invested $10 million in connection with the purchase of shares of Series A preferred stock (“Series A Preferred Stock”) and warrants (“Series A Warrants”) of AMEH, a publicly traded company, in which Dr. Thomas Lam, the CEO of NMM, is also a director. At the time, the investment represented a 16.9% equity ownership interest of AMEH, and it was determined that NMM does not have the ability to exercise significant influence over the operating and financial policies of AMEH, and as such, is accounted for under the cost method as of December 31, 2016 and 2015.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The Series A Preferred Stock has a liquidation preference in the amount of $9.00 per share plus any declared and unpaid dividends. The Series A Preferred Stock can be voted for the number of shares of AMEH Common Stock into which the Series A Preferred Stock could then be converted, which initially is one-for-one. The Series A Preferred Stock is convertible into shares of AMEH Common Stock, at the option of NMM, at any time after issuance at an initial conversion rate of one-for-one, subject to adjustment in the event of stock dividends, stock splits and certain other similar transactions. The Series A Preferred Stock is mandatorily convertible not sooner than the earlier to occur of (i) the later of (x) January 31, 2017 or (y) 60 days after the date on which AMEH file their quarterly report on Form 10-Q for the period ended September 30, 2016 (the “Redemption Expiration Date”); or (ii) the date on which AMEH receive the written, irrevocable decision of NMM not to require a redemption of the Series A Preferred Stock (as described in the following paragraph), in the event that AMEH engage in one or more transactions resulting in gross proceeds of not less than $5,000,000, not including any transaction with NMM.

At any time prior to conversion and through the Redemption Expiration Date, the Series A Preferred Stock may be redeemed at the option of NMM, on one occasion, in the event that AMEH’s net revenue for the four quarters ended September 30, 2016, as reported in its periodic filings under the Exchange Act, are less than $60,000,000. In such event, AMEH shall have up to one year from the date of the notice of redemption by NMM to redeem the Series A Preferred Stock, the Series A Warrants and any shares of Common Stock issued in connection with the exercise of any Series A Warrants theretofore (collectively the “Redeemed Securities”), for the aggregate price paid therefore by NMM, together with interest at a rate of 10% per annum from the date of the notice of redemption until the closing of the redemption. Any mandatory conversion described in the previous paragraph shall not take place until such time as it is determined that that conditions for the redemption of the Redeemed Securities have not been satisfied or, if such conditions exist, NMM has decided not to have such securities redeemed. NMM has agreed to relinquish its redemption rights relating to the Series A Preferred Stock it owns in AMEH pursuant to the terms of a Consent and Waiver Agreement dated as of December 21, 2016 by and between AMEH and NMM. The Series A Warrants may be exercised at any time after issuance and through October 14, 2020, for $9.00 per share, subject to adjustment in the event of stock dividends and stock splits.

Alternatively, the Series A Warrants may be exercised pursuant to a “cashless exercise” feature, for that number of shares of Common Stock determined by dividing (x) the aggregate Fair Market Value (as defined in the Series A Warrant) of the shares in respect of which the Series A Warrant is being converted minus the aggregate Warrant Exercise Price (as defined in the Series A Warrant) of such shares by (y) the Fair Market Value of one share of AMEH Common Stock. The Series A Warrants are not separately transferable from the Series A Preferred Stock. The Series A Warrants are subject to redemption in the event that the Series A Preferred Stock is redeemed by NMM, as described above.

NMM has the right to designate to the Nominating/Corporate Governance Committee of the Board of Directors one person to be nominated as a director of AMEH. NMM has designated Thomas S. Lam, M.D., and he was elected as a director of AMEH on January 19, 2016.

On March 30, 2016, NMM purchased 555,555 units of AMEH’s securities for $4,999,995, each unit consisting of one share of Series B convertible preferred stock (“Series B Preferred Stock”) and a stock purchase warrant (a “Series B Warrants”) to purchase one share of AMEH’s common stock at $10.00 per share, none of which securities have yet been converted or exercised for AMEH common stock, but which could result in the issuance by AMEH of up to 1,111,111 shares of AMEH common stock to NMM if they converted all of the Series B Preferred Stock and exercised all of the Series B Warrants that are currently held.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The Series B Preferred Stock has a liquidation preference in the amount of $9.00 per share plus any declared and unpaid dividends. The Series B Preferred Stock can be voted for the number of shares of Common Stock into which the Series B Preferred Stock could then be converted, which initially is one-for-one.

Based on the relative fair values of the investment in the Series A and B preferred stock and the related warrants, the carrying balance of the investment in AMEH as of December 31, 2016 and 2015 was $10,550,002 and $7,077,778, respectively, and is included in Investments in other entities – cost method in the accompanying consolidated balance sheets.

The Series B Warrants may be exercised at any time after issuance and through March 31, 2021, for $10.00 per share, subject to adjustment in the event of stock dividends and stock splits. Alternatively, the Series B Warrants may be exercised pursuant to a “cashless exercise” feature, for that number of shares of AMEH Common Stock determined by dividing (x) the aggregate Fair Market Value (as defined in the Series B Warrants) of the shares in respect of which the Series B Warrants is being converted minus the aggregate Warrant Exercise Price (as defined in the Series B Warrants) of such shares by (y) the Fair Market Value of one share of AMEH Common Stock. The Series B Warrants are not separately transferable from the Series B Preferred Stock.

The Series A and Series B warrants are accounted for as derivative instruments and recorded at their fair values of $5,338,886 and $2,088,889 (see Note 2) as of December 31, 2016 and 2015, respectively, and are included in Derivative asset - warrants in the accompanying consolidated balance sheets.

On December 21, 2016, AMEH, entered into an Agreement and Plan of Merger (the “Merger Agreement”) among AMEH, Apollo Acquisition Corp., a California corporation and wholly-owned subsidiary of AMEH (“Merger Subsidiary”), NMM, and Kenneth Sim, M.D., not individually, but in his capacity as the representative of the shareholders of NMM (the “Shareholders’ Representative”).

Thomas Lam, M.D. and Kenneth Sim, M.D. entered into Voting Agreements with AMEH. Under the Voting Agreements, Dr. Sim and Dr. Lam have agreed, among other things, to vote in favor of the approval and adoption of the Merger (as such term is defined below) and the Merger Agreement.

Under the terms of the Merger Agreement, Merger Subsidiary will merge with and into NMM, with NMM becoming a wholly-owned subsidiary of AMEH (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax deferred reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986. In the transaction, NMM will receive such number of shares of AMEH common stock such that NMM shareholders will own 82% and AMEH shareholders will own 18% of issued and outstanding shares of AMEH at closing. Additionally, NMM agreed to relinquish its redemption rights relating to the preferred stock it owns in AMEH pursuant to the terms of a Consent and Waiver Agreement dated as of December 21, 2016 by and between AMEH and NMM.

The transaction was approved unanimously by the Board of Directors of both companies. Consummation of the Merger is subject to various closing conditions, including, among other things, approval by the stockholders of AMEH and the stockholders of NMM. As part of the Merger Agreement, AMEH and NMM have made various mutual representations and warranties. Within five business days following the execution of the Merger Agreement, NMM was required provide a working capital loan to AMEH in the principal amount of $5,000,000, which occurred on January 3, 2017 and is evidenced by a promissory note (see above).

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The Merger Agreement grants each party the ability to update disclosure schedules through January 20, 2017. If any updated disclosure schedules are found to be unacceptable to the receiving party, as determined in such receiving party’s sole discretion, then such receiving party may terminate the Merger Agreement no later than February 3, 2017 (see Note 17 for amendment to the Merger Agreement). The Merger Agreement provides that Thomas Lam, M.D., current Chief Executive Officer of NMM, and Warren Hosseinion, M.D., current Chief Executive Officer of AMEH will be Co-Chief Executive Officers of the combined company upon closing of the transaction. Kenneth Sim, M.D., who currently serves as Chairman of NMM, will be Executive Chairman of AMEH. Gary Augusta, current Executive Chairman of AMEH, will be President, Mihir Shah will continue as Chief Financial Officer, and Hing Ang, current Chief Financial Officer of NMM will be the Chief Operating Officer. Adrian Vazquez, M.D. and Albert Young, M.D. current Medical Officers of AMEH will be Co-Chief Medical Officers. The Board of Directors will consist of nine directors, five appointees (including three independent directors) from NMM and four appointees (including two independent directors) from AMEH.

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consists of the following:

December 31,	2016	2015

Accounts payable	$420,351	$762,503
Specialty capitation payable	678,335	-
Subcontractor IPA risk pool payable	1,709,112	687,357
ACA payable	718,808	1,562,680
Dividends payable	-	4,500,000
Deferred revenue	603,041	656,906
Accrued compensation	2,537,703	743,597
Accrued other	1,415,927	1,743,113

	$8,083,277	$10,656,156

9.	Medical Liabilities

Medical liabilities consists of the following:

Years ended December 31,	2016	2015

Balance, beginning of year	$16,011,519	$11,892,747

Claims paid for previous year	(14,501,482)	(11,686,430)
Incurred health care costs	98,906,764	82,201,352
Claims paid for current year	(84,520,493)	(69,995,093)
Adjustments	3,061,157	3,598,943

Balance, end of year	$18,957,465	$16,011,519

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

10.	Bank Loan, Lines of Credit and Loan Payable – Related Party

Bank Loan

Bank loan consists of the following:

December 31,	2016	2015

Bank loan bearing interest at 4.88%, matures on January 13, 2034	$-	$1,477,561
Less: current portion	-	(45,183)

Bank loan, net of current portion	$-	$1,432,378

On January 13, 2014, APC entered into a mortgage loan agreement with a bank in the amount of $1,575,000. This note was guaranteed by one of APC’s board members, Theresa C. Tseng. Interest on the Note was 4.63% per annum. The note required APC to make 239 monthly payments of $10,132 commencing February 13, 2014 and maturing on January 13, 2034. The loan was collateralized by both the building and the rents due APC on the same building. On February 4, 2016, this loan was repaid in full. In connection with this repayment, APC incurred a prepayment penalty of $44,200 and the amount is included in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2016.

The loan agreement contained certain affirmative covenants and as of December 31, 2015, APC was in compliance with all covenants.

Interest expense on the note payable totaled $26,465 for the year ended December 31, 2015.

On July 24, 2015, NMM entered into a promissory note agreement with a bank to borrow up to $15,000,000. The note was guaranteed by two officers of APC. The interest rate is based on the Wall Street Journal “prime rate” plus 1.00% or 4.50% as of December 31, 2015 and required 18 monthly consecutive interest payments, beginning August 24, 2015; 59 monthly consecutive principal and interest payments in the initial amount of $54,896 each, beginning February 24, 2017 and maturing on January 24, 2022. NMM borrowed $10,000,000 in October 2015 and repaid the entire amount in December 2015. The loan was cancelled on July 27, 2016.

Lines of Credit

In April 2012, NMM entered into a promissory note agreement with a bank, which was amended on April 9, 2016 (as amended, the “NMM Business Loan Agreement”). The NMM Business Loan Agreement modifies certain terms of the promissory note agreement in order to (i) increase the original loan availability amount of $2,000,000 to $10,000,000, (ii) extend the maturity date under the promissory note agreement to April 22, 2018, and (iii) add six additional guarantees. The interest rate is based on the Wall Street Journal “prime rate” plus 0.125% or 3.875% and 3.625% as of December 31, 2016 and 2015, respectively. As of December 31, 2016, the Company was not in compliance with certain financial debt covenant requirements contained in the loan agreement. Subsequent to year end, NMM obtained a waiver from the bank for noncompliance of the financial debt covenant requirements as of and for the years ended December 31, 2016 and 2015. The loan is personally guaranteed by 13 shareholders who are also members of the Company’s board of directors and is collateralized by substantially all assets of NMM. No amounts were drawn on this line during 2016 and 2015 and no amounts were outstanding as of December 31, 2016 and 2015.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

In April 2012, APC entered into a promissory note agreement with a bank, which was amended on April 22, 2016 (as amended, the “APC Business Loan Agreement”). The APC Business Loan Agreement modifies certain terms of the promissory note agreement in order to (i) increase the original loan availability amount of $3,000,000 to $10,000,000, (ii) extend the maturity date under the promissory note agreement to April 22, 2018, and (iii) add six additional guarantees. The interest rate is based on the Wall Street Journal “prime rate” plus 0.125% or 3.875% and 3.625% as of December 31, 2016 and 2015, respectively. As of December 31, 2016 and 2015, the Company was not in compliance with certain financial debt covenant requirements contained in the loan agreement. Subsequent to year end, APC obtained a waiver from the bank for noncompliance of the financial debt covenant requirements as of and for the years ended December 31, 2016 and 2015. The loan is personally guaranteed by 13 shareholders who are also members of the Company’s board of directors and two-non board members and is collateralized by substantially all assets of APC. No amounts were drawn on this line during 2016 and 2015 and no amounts were outstanding as of December 31, 2016 and 2015.

Loan Payable to Related Party

In connection with the investment in PMIOC (see Note 7), APC entered into a promissory note agreement on July 1, 2015 for $600,000, which represents the remaining unpaid balance of the investment consideration. The remaining balance of $600,000 was included in loan payable – related party as of December 31, 2015 and was repaid in full in 2016.

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Network Medical Management, Inc.

Notes to Consolidated Financial Statements

11.	Income Taxes

Provision for (benefit from) Income tax consists of the following for the years ended December 31:

	2016	2015

Current
Federal	$9,161,855	$19,193,646
State	2,664,336	4,872,324

	11,826,191	24,065,970

Deferred
Federal	(2,199,180)	(3,897,730)
State	(810,599)	(870,793)

	(3,009,779)	(4,768,523)

Total income tax expense	$8,816,412	$19,297,447

The Company uses the liability method of accounting for income taxes as set forth in ASC 740. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. As of December 31, 2016, the Company does not have any Federal or California tax net operating loss carryforwards.

The provision for income taxes differs from the amount computed by applying the federal income tax rate as follows for the year ended December 31:

	2016	2015

Tax provision at U.S. Federal statutory rates	35.0%	35.0%
State income taxes net of federal benefit	6.0	5.7
Federal rate adjustment	-	1.6
Non-deductible permanent items	6.5	0.1
Non-taxable entities	(3.2)	(0.9)
Others	2.5	0.5

Effective income tax rate	46.8%	42.0%

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets (liabilities) include the following as of December 31:

	2016	2015

Deferred tax assets (liabilities)
State taxes	$888,867	$1,700,906
Stock options	1,685,965	889,692
Accrued payroll and related cost	208,576	162,799
Property and equipment	(2,009,313)	(1,339,315)
Acquired intangible assets	(44,036,361)	(49,344,878)
Other	(3,669,941)	(1,033,373)

Net deferred tax liabilities	$(46,932,207)	$(48,964,169)

As of December 31, 2016 and 2015, the Company does not have any unrecognized tax benefits related to various federal and state income tax matters. The Company will recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.

The Company is subject to U.S. federal income tax as well as income tax of multiple state tax jurisdictions. The Company is subject to U.S. federal income tax examination from 2013 onward and state income tax examination from 2012 onward. APC’s 2015 U.S. Federal tax return is currently being audited by the Internal Revenue Service. APC currently does not expect any material adjustments to arise from this audit. The Company does not anticipate material unrecognized tax benefits within the next 12 months.

12.	Mezzanine and Shareholders’ Equity

All common stock has no par value and is non-transferable and is governed by the stockholders’ agreement. As the redemption feature (see Note 2) of the shares of common stock of NMM was not within the control of the NMM, all common stock and additional paid-in capital did not qualify as permanent equity and was classified as mezzanine or temporary equity as redeemable common stock.

The 24,582,400 and 22,982,400 shares of common stock classified as treasury stock as of December 31, 2016 and 2015, respectively, represents shares of NMM stock issued to APC. As NMM consolidates APC, such shares are not considered to be outstanding.

NMM

Stock Split

On June 30, 2015, NMM filed an amendment to its Articles of Incorporation to effectuate a 3.192-for-1 stock split.

On July 28, 2015, NMM filed an amendment to its Articles of Incorporation to effectuate a 3-for-1 stock split.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

All share and per share amounts relating to the common stock and stock options to purchase common stock, including the respective exercise prices of each such option, included in the consolidated financial statements and footnotes have been retroactively adjusted to reflect the increased number of shares resulting from this action. The number of authorized, but unissued, shares were not adjusted as a result of the stock split. No fractional shares were issued following the stock split and NMM has paid cash in lieu of any fractional shares resulting from the stock split of an insignificant amount.

Authorized Share Capital

On July 28, 2015, subsequent to the 3:1 stock split stated above, NMM filed an amendment to its Articles of Incorporation to increase its authorized number of common shares from 300,000,000 to 900,000,000 shares.

NMM is required to reserve and keep available out of the authorized, but unissued shares of common stock such number of shares sufficient to effect the exercise of all outstanding options granted and available for grant under APC’s Exclusivity Amendment Agreement and shares offered to providers or members to purchase from time to time. The number of shares of common stock issued and outstanding and shares reserved for issuance as of December 31, 2016 is as follows:

2016

Shares of common stock issued and outstanding	366,343,818
Unissued October 1, 2014 stock options granted	2,031,600

Total	368,375,418

2015 Share Issuances

During 2015, NMM issued an aggregate of 157,876,218 shares of common stock as consideration for the acquisition of PIPA MSO. The fair value of the stock was determined to be $0.37 per share for total valuation of the consideration of $57,887,947 (see Note 3).

During 2015, NMM issued an aggregate of 750,000 shares of common stock at a price of $0.33 per share to a group of doctors. The share price was determined to be below the estimated fair market value of NMM’s stock on the measurement date; and therefore resulted in additional share-based compensation expense of $72,500 in 2015. NMM received aggregate proceeds of $250,000 from the sale of these shares of common stock.

During 2015, NMM issued an aggregate of 15,437,514 shares of common stock at $1.00 per share for aggregate proceeds of $15,437,514, of which $1,300,000 was included in subscription receivable on the consolidated balance sheet as of December 31, 2015, which was paid in full in January 2016.

During 2015, NMM issued 600,000 shares of common stock at $0.50 per share for aggregate proceeds of $300,000.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

During 2015, an aggregate of 5,932,350 stock options from the Exclusivity Amendment Agreement (see stock options section below) were exercised at $0.167 per share and the aggregate amount received by NMM of $988,725 was recorded as a long-term liability for unissued equity shares until the termination date of October 1, 2019. Despite being legally issued shares, these shares are not considered outstanding and are excluded from the earnings (loss) per share calculation due to the forfeiture feature contained in the agreement.

2016 Share Issuances and Repurchases

During 2016, 107,500 shares of NMM common stock were repurchased at $1.00 per share for $107,500. Such share repurchase reduced the number of shares issued and outstanding as they were subsequently retired.

During 2016, NMM issued 7,500,000 shares of common stock as consideration for the acquisition of APCN-ACO. The fair value of the stock was determined to be $0.41 per share for total valuation of the consideration of $3,075,000 (see Note 3).

During 2016, NMM issued 4,000,000 shares of common stock (which includes 1,600,000 issued to APC) as consideration for the acquisition of AP-ACO. The fair value of the stock was determined to be $0.52 per share for total valuation of the consideration of $2,080,000 (see Note 3).

During 2016, NMM sold 5,850,000 shares of common stock at $1.00 per share for aggregate proceeds of $5,850,000.

During 2016, NMM sold 83,700 shares of common stock at $0.50 per share for aggregate proceeds of $41,850.

During 2016, an option was exercised for the purchase of 250,000 shares of NMM common stock at $0.50 per share for gross proceeds of $125,000.

APC

As the redemption feature (see Note 2) of the shares is not solely within the control of APC, the equity of APC does not qualify as permanent equity and has been classified as noncontrolling interests in mezzanine or temporary equity.

2015 Share Issuances

During 2015, APC issued an aggregate of 60,714,750 shares of common stock as consideration for the acquisition of PHW. The fair value of the stock was determined to be $0.62 per share for total valuation of the consideration of $37,238,000 (see Note 3).

During 2015, APC sold an aggregate of 1,500,000 shares of common stock at a price of $0.17 per share to a group of doctors. The share price was determined to be below the estimated fair market value of APC’s stock on the measurement date; therefore, resulted in additional share-based compensation expense of $680,000 in 2015. APC received aggregate proceeds of $250,000 from the sale of shares of common stock.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

During 2015, an aggregate of 6,053,550 stock options from the Exclusivity Amendment Agreement, were exercised at $0.167 per share and the aggregate amount received of $1,008,925 was recorded as a long-term liability for unissued equity shares until the termination date of October 1, 2019. These shares are not considered outstanding due to the forfeiture feature contained in the agreement.

During 2015, APC sold an aggregate of 10,253,114 shares of common stock at $1.00 per share for aggregate proceeds of $10,253,114, of which $525,000 was included in subscription receivable on the consolidated balance sheet as of December 31, 2015, which was collected in full in January 2016.

2016 Share Issuances and Repurchases

During 2016, APC sold an aggregate of 3,145,000 shares of common stock at $1.00 per share for aggregate proceeds of $3,145,000.

During 2016, APC sold 83,700 shares of common stock at a price of $0.50 per share to a board member for cash proceeds of $41,850. The share price was determined to be below the estimated fair market value of APC’s common stock on the measurement date; therefore, resulted in additional share-based compensation expense of $21,762 recorded in 2016.

During 2016, an option was exercised for the purchase of 250,000 shares of APC common stock at $0.50 per share for gross proceeds of $125,000.

During 2016, an option was exercised for the purchase of 60,000 shares of APC common stock at $0.17 per share for gross proceeds of $10,000.

During 2016, APC issued an aggregate of 1,500,000 shares of common stock to former shareholders of Pacific Independent Physician Association, a Medical Group, Inc. (“PIPA”) for no consideration; therefore, resulted in additional share-based compensation expense of $380,000 recorded in 2016.

During 2016, an aggregate of 410,000 shares of APC common stock were repurchased at $1.00 per share for $410,000. Such share repurchases reduced the number of shares issued and outstanding as they were subsequently retired.

During 2016, $525,000 of cash was received related to an APC stock subscription receivable at December 31, 2015.

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Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Stock Options

Stock Options Issued Under Primary Care Physician Agreements

On October 1, 2014, NMM and APC entered into an Exclusivity Amendment Agreement as part of the Primary Care Physician Agreement to issue stock options to purchase shares of NMM and APC common stock. The medical providers agreed to exclusivity to APC for health enrollees in consideration per provider of a sign-on bonus in the amount of $25,000 (or $15,000 if already a preferred provider). The stock options were granted from the date of agreement through May 1, 2015 and are treated as issuances to non-employees. The exercise price of the stock options is $0.167 per share and providers can exercise anytime between August 1, 2015 and October 1, 2019, as long as the providers continue to provide services pursuant to the terms of the agreement through October 1, 2019. If the agreement is terminated by the provider with or without cause, the sign-on bonus and any capitation payment above standard rates made in accordance with the terms of the agreement shall be fully repaid to APC by the terminating medical provider. In addition, any unexercised share options held by the terminating medical provider will be forfeited on effective date of termination, and any share options that have been exercised will be bought back by NMM and APC at the original purchase price.

On May 1, 2015, in connection with the formula contained in the Exclusivity Amendment Agreement, it was determined that effective on August 1, 2015, stock options for the purchase of a total of 7,963,950 eligible shares were granted to the medical providers. The stock options have a term of 5 years, which is through the term of the Exclusivity Amendment Agreement. These options are accounted for as options granted to non-employees. In accordance with relevant accounting guidance, the value of the applicable share-based compensation is periodically remeasured using an appropriate valuation model and income or expense is recognized during the vesting terms of the equity instruments at each reporting period end date.

During the year ended December 31, 2015, a total of 5,932,350 NMM stock options were exercised for the purchase of shares of common stock that resulted in aggregate proceeds received by NMM of $988,725, which in accordance with relevant accounting guidance are reflected as long-term liability for unissued equity shares as of December 31, 2016 and 2015 based on the features noted above.

During the year ended December 31, 2015, a total of 6,053,550 APC stock options were exercised for the purchase of shares of common stock that resulted in aggregate proceeds received by APC of $1,008,925, which in accordance with relevant accounting guidance are reflected as long-term liability for unissued equity shares as of December 31, 2016 and 2015 based on the features noted above.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The stock options under the Exclusivity Amendment Agreement were accounted for at fair value, as determined using the Black-Scholes option pricing model and the following assumptions:

Year ended December 31,	2016	2015

Expected term	2.75 years	3.75 years
Expected volatility	53.01%	66.62%
Risk-free interest rate	1.47%	1.31%
Market value of common stock	$0.52 - $0.76	$0.37 - $0.62
Annual dividend yield	2.51% - 3.53%	0.28% - 0.75%
Forfeiture rate	8%	0% - 4%

The Company’s stock option activity for options grants under the Exclusivity Amendment Agreement for NMM is summarized below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Options outstanding at January 1, 2015	7,963,950	$0.167	4.75	$167,003
Options granted	-	-	-	-
Options exercised	(5,932,350)	0.167	-	753,319
Options forfeited	-	-	-	-

Options outstanding at December 31, 2015	2,031,600	$0.167	3.75	$473,363

Options exercisable at December 31, 2015	2,031,600	$0.167	3.75	$473,363

Options outstanding at January 1, 2016	2,031,600	$0.167	3.75	$473,363
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options forfeited	-	-	-	-

Options outstanding at December 31, 2016	2,031,600	$0.167	2.75	$717,155

Options exercisable at December 31, 2016	2,031,600	$0.167	2.75	$717,155

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Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The Company’s stock option activity for options grants under the Exclusivity Amendment Agreement for APC is summarized below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Options outstanding at January 1, 2015	7,963,950	$0.167	4.75	$3,395,297
Options granted	-	-	-	-
Options exercised	(6,053,550)	0.167	-	2,812,883
Options forfeited	-	-	-	-
			-	-
Options outstanding at December 31, 2015	1,910,400	$0.167	3.75	$960,931

Options exercisable at December 31, 2015	1,910,400	$0.167	3.75	$960,931

Options outstanding at January 1, 2016	1,910,400	$0.167	3.75	$960,931
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options forfeited	-	-	-	-

Options outstanding at December 31, 2016	1,910,400	$0.167	2.75	$1,138,598

Options exercisable at December 31, 2016	1,910,400	$0.167	2.75	$1,138,598

The aggregate intrinsic value is calculated as the difference between the exercise price and the estimated fair value of NMM and APC’s common stock as of December 31, 2016 and 2015.

Share-based compensation expense related to common stock option awards granted in connection with the Exclusivity Amendment Agreement recognized over their respective vesting periods is as follows:

Year ended December 31,	2016	2015

Contracted physicians and other services	$1,512,740	$1,193,637

The remaining unrecognized share based compensation expense of stock option awards granted in connection with the Exclusivity Amendment Agreement as of December 31, 2016 was $1,508,471 and $2,580,359 for NMM and APC, respectively, which is expected to be recognized over the remaining term of 2.75 years.

Other Options

In August 2015, NMM granted an option to a medical provider to purchase 250,000 shares of common stock at an exercise price of $0.50 per share. The stock option has a term of one year. The estimated fair value of the stock option was $15,000 and was computed using the Black-Scholes option pricing model and the following assumptions: (i) estimated market price of $0.43 per share; (ii) exercise price of $0.50 per share; (iii) expected term of 1 year; (iv) volatility of 50%; (v) annual dividend yield of 0.28%; and (vi) discount rate of 1.00%. The Company expensed $15,000 as share-based compensation during the year ended December 31, 2015.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

In August 2015, APC granted an option to a medical provider to purchase 250,000 shares of common stock at an exercise price of $0.50 per share. The stock option has a term of one year. The estimated fair value of the stock option was $42,500 and was computed using the Black-Scholes option pricing model and the following assumptions: (i) estimated market price of $0.67 per share; (ii) exercise price of $0.50 per share; (iii) expected term of 1 year; (iv) volatility of 50%; (v) annual dividend yield of 0.75%; and (vi) discount rate of 1.00%. The Company expensed $42,500 as share-based compensation during the year ended December 31, 2015.

In May 2016, APC granted an option to a medical provider to purchase 60,000 shares of common stock at an exercise price of $0.17 per share. The stock option has a term of one year. The estimated fair value of the stock option was $35,000 and was computed using the Black-Scholes option pricing model and the following assumptions: (i) estimated market price of $0.76 per share; (ii) exercise price of $0.17 per share; (iii) expected term of 1 year; (iv) volatility of 50%; (v) annual dividend yield of 0.75%; and (vi) discount rate of 1.00%. The Company expensed $35,000 as share-based compensation during the year ended December 31, 2016.

In March 2016, NMM granted an option to the CFO of NMM to purchase 1,100,000 shares of common stock at an exercise price of $1.00 per share. The stock option had a term of five years, with the following vesting schedule (i) 150,000 (2014), 150,000 (2015), 250,000 (2016), 250,000 (2017) and 300,000 (2018). The estimated fair value of the stock option was $9,472 and was computed using the Black-Scholes option pricing model and the following assumptions: (i) estimated market price of $0.41 per share; (ii) exercise price of $1.00 per share; (iii) expected term of 1 year; (iv) volatility of 62.79%; (v) annual dividend yield of 3.53%; (vi) discount rate of 0.85%; and (vii) forfeiture rate of 8%. The Company expensed $4,736 as share-based compensation during the year ended December 31, 2016.

Dividends, Reduction of Capital and Distributions

During the years ended December 31, 2016 and 2015, NMM paid dividends of $20,000,000 and $935,635, respectively.

During the year ended December 31, 2016, APC paid dividends of $5,750,000, of which $4,500,000 was accrued at December 31, 2015. The $1,250,000 dividends that were declared in 2016 were recorded as a reduction of capital as a result of having an accumulated deficit at the time of the issuance.

During the years ended December 31, 2016 and 2015, CDSC paid distributions of $909,429 and $862,571, respectively. In addition, CDSC had net capital change of $110,000 during the year ended December 31, 2016, which resulted in an increase in APC’s ownership in CDSC from 41.6% to 43.43% as of December 31, 2016.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

13.	Commitments and Contingencies

Operating Leases

The Company leases office space and equipment under certain non-cancelable operating lease agreements. Rental expense for the years ended December 31, 2016 and 2015 was approximately $2,400,000 and $2,200,000, respectively. As of December 31, 2016 and 2015, the future minimum rental payments under non-cancelable operating leases were as follows:

Years ending December 31,	Amount

2017	$2,000,000
2018	1,100,000
2019	1,000,000
2020	700,000
2021	500,000

Total	$5,300,000

Equipment Subject to Capital Lease

In January 2016, NMM entered into a lease for certain computer equipment. Under the terms of the lease agreement NMM have the option to purchase the equipment at the end of the original two year lease term for $1 (bargain purchase option). In accordance with relevant accounting guidance the lease is classified as a capital lease. The lease requires monthly payments of $8,050 through December 30, 2017 and bears interest at the rate of 3.625% per annum.

In January 2015, NMM entered into a lease for certain phone equipment. Under the terms of the lease agreement NMM are obligated to purchase the equipment at the end of the original two year lease term for $1 (bargain purchase option). In accordance with relevant accounting guidance the lease is classified as a capital lease. The lease requires monthly payments of $7,641 through January 1, 2017 and bears interest at the rate of 3.625% per annum. The remaining obligation of this capital lease was $97,264 as of December 31, 2015 and was fully paid off in 2016.

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Network Medical Management, Inc.

Notes to Consolidated Financial Statements

The following is a schedule of future minimum lease payments on the non-cancelable capital lease as of December 31, 2016:

Year ending December 31,	Amount

2016	$104,218

Total minimum payments required	104,218
Less amount representing interest	(1,870)

Present value of net minimum lease payments	102,348
Less current portion	(102,348)

Long-term portion	$-

Equipment under capital lease	$186,092
Less: accumulated amortization	(37,218)

$148,874

Regulatory Matters

Laws and regulations governing the Medicare program and healthcare generally are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medi-Cal programs.

As a risk-bearing organization, the Company is required to follow regulations of the California Department of Managed Health Care (“DMHC”). The Company must comply with a minimum working capital requirement, Tangible Net Equity (“TNE”) requirement, cash-to-claims ratio and claims payment requirements prescribed by the DMHC. TNE is defined as net assets less intangibles, less non-allowable assets (which include amounts due from affiliates), plus subordinated obligations. At December 31, 2016 and 2015, the Company was in compliance with these regulations.

Many of the Company’s payor and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Legislation and HIPAA

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed.

The Company believes that it is in compliance with fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

The Health Insurance Portability and Accountability Act (“HIPAA”) assures health insurance portability, reduces healthcare fraud and abuse, guarantees security and privacy of health information, and enforces standards for health information. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) expanded upon HIPAA in a number of ways, including establishing notification requirements for certain breaches of protected health information. In addition to these federal rules, California has also developed strict standards for the privacy and security of health information as well as for reporting certain violations and breaches. The Company may be subject to significant fines and penalties if found not to be compliant with these state or federal provisions.

Affordable Care Act

The Patient Protection and Affordable Care Act (“PPACA”) is resulting in substantial reform in the United States health care system. The legislation impacts multiple aspects of the health care system, including many provisions that change payments from Medicare, Medicaid and insurance companies. Starting in 2014, the legislation required the establishment of health insurance exchanges, which will provide individuals without employer-provided health care coverage the opportunity to purchase insurance. It is anticipated that some employers currently offering insurance to employees will opt to have employees seek insurance coverage through the insurance exchanges. It is possible that the reimbursement rates paid by insurers participating in the insurance exchanges may be substantially different than rates paid under current health insurance products. Another significant component of the PPACA is the expansion of the Medicaid program to a wide range of newly eligible individuals. In anticipation of this expansion, payments under certain existing programs, such as Medicare disproportionate share, will be substantially decreased. Each state’s participation in an expanded Medicaid program is optional. However, the PPACA may be repealed and replaced under the current administration. The potential outcome of the repeal and replacement is unknown at this time and could have a material impact on the Company.

Litigation

The Company is involved from time to time in routine legal matters incidental to its business. In the opinion of the management, resolution of such matters is not expected to have a material effect on its financial position or results of operations.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Liability Insurance

The Company believes that its insurance coverage is appropriate based upon the Company’s claims experience and the nature and risks of the Company’s business. In addition to the known incidents that have resulted in the assertion of claims, the Company cannot be certain that its insurance coverage will be adequate to cover liabilities arising out of claims asserted against the Company, the Company’s affiliated professional organizations or the Company’s affiliated hospitalists in the future where the outcomes of such claims are unfavorable. The Company believes that the ultimate resolution of all pending claims, including liabilities in excess of the Company’s insurance coverage, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows; however, there can be no assurance that future claims will not have such a material adverse effect on the Company’s business. Contracted physicians are required to obtain their own insurance coverage.

Although the Company currently maintains liability insurance policies on a claims-made basis, which are intended to cover malpractice liability and certain other claims, the coverage must be renewed annually, and may not continue to be available to the Company in future years at acceptable costs, and on favorable terms.

14.	Related Party Transactions

In October 2015, NMM invested $10 million in connection with the purchase of shares of Series A Preferred Stock and Series A Warrants of AMEH in which Dr. Thomas Lam, the CEO of NMM became a director of AMEH. In March 2016, NMM invested an additional $5,000,000 in connection with the purchase of shares of Series B Preferred Stock and Series B Warrants of AMEH (see Note 7). In addition, as of December 31, 2016, NMM has a receivable balance of $200,000 due from AMEH for reimbursement of expenses included in accounts receivable in the accompanying consolidated balance sheet.

On November 16, 2015, APC entered into a subordinated note receivable agreement with UCI, a 48.9% owned equity method investee, in the amount of $5,000,000 (see Note 7). The note accrues interest at prime plus 1% per annum, or 4.75% at December 31, 2016 and is due on or before September 2017. At December 31, 2016 and 2015, the balance of the note was $5,000,000, and is reflected in the accompanying consolidated balance sheets.

During the year ended December 31, 2016, APC paid approximately $265,000 to Advance Diagnostic Surgery Center for services as a provider. Advance Diagnostic Surgery Center shares common ownership with certain board members of APC.

During the years ended December 31, 2016 and 2015, NMM received approximately $17.2 million and $15.4 million, respectively, in management fees from LMA, which is accounted for under the equity method based on 25% equity ownership interest held by APC (see Note 7).

During the years ended December 31, 2016 and 2015, APC paid approximately $1.8 million and $1.9 million, respectively, to PMIOC for provider services, which is accounted for under the equity method based on 40% equity ownership interest held by APC (see Note 7).

During the years ended December 31, 2016 and 2015, APC paid approximately $2.2 million and $2.0 million, respectively, to AMG, Inc. for services as a provider. AMG, Inc. shares common ownership with certain board members of APC.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

During the years ended December 31, 2016 and 2015, APC paid approximately $5.3 million and $4.6 million, respectively, to DMG for provider services, which is accounted for under the equity method based on 40% equity ownership interest held by APC (see Note 7).

During the years ended December 31, 2016 and 2015, NMM paid approximately $1.0 million and $0.7 million, respectively, to Medical Property Partners (“MPP”) for office lease. MPP shares common ownership with certain board members of NMM.

During the years ended December 31, 2016 and 2015, APC paid approximately $0.2 million and $0.3 million, respectively, to Tag-2 Medical Investment Group, LLC (“Tag-2”) for office lease. Tag-2 shares common ownership with certain board members of APC. APC was also the guarantor for Tag-2’s loan with a bank. In connection with the loan agreement, APC provided collateral to the bank, which represents the $1,000,000 certificate of deposit accounted for as investment in marketable securities (see Note 2). In November 2016, the collateral and guarantee were no longer required, as Tag-2 was able to renew the loan without such collateral and guarantee requirement.

During the years ended December 31, 2016 and 2015, APC paid an aggregate of approximately $26.7 and $26.5 million, respectively to shareholders for provider services.

During the year ended December 31, 2016 and 2015, APC paid an aggregate of approximately $14.0 million and $11.7 million, respectively, to shareholders who are also officers of APC for provider services.

For related party loan payable, see Note 10.

For loans receivable from related parties, see Note 7.

15.	Employee Benefit Plan

NMM has a qualified 401(k) plan that covers substantially all employees who have completed at least six months of service and meet minimum age requirements. Participants may contribute a portion of their compensation to the plan, up to the maximum amount permitted under Section 401(k) of the Internal Revenue Code. Participants become fully vested after six years of service. NMM matches a portion of the participants’ contributions. NMM’s matching contributions for the years ended December 31, 2016 and 2015 was approximately $320,000 and $58,000, respectively.

16.	Earnings Per Share

As of December 31, 2016 and 2015, 5,932,350 shares had been issued as a result of the exercise of stock options. Despite being legally issued shares, these shares are not considered outstanding due to the forfeiture feature of the stock options (see Note 12), and accordingly these shares are excluded from the basic earnings per share computations and included in the diluted earnings per share computations. In addition, for the years ended December 31, 2016 and 2015, dilutive shares from stock options outstanding of 1,379,144 and 1,183,407, respectively, are excluded from the basic earnings per share computations as their inclusion would be anti-dilutive and included in the diluted earnings per share computations.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

Below is a summary of the earnings per share computations:

Years ended December 31,	2016	2015

Earnings per share – basic	$0.03	$0.05
Earnings per share – diluted	$0.03	$0.05
Weighted average shares of common stock outstanding – basic	360,634,339	256,619,159
Weighted average shares of common stock outstanding – diluted	367,945,833	263,734,916

17.	Subsequent Events

The Company has evaluated subsequent events through July 13, 2017, the date the accompanying consolidated financial statements were available to be issued, and determined that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes thereto, other than as disclosed in the accompanying notes to the consolidated financial statements.

Loans Receivable – Related Parties

On January 3, 2017, pursuant to a promissory note agreement, NMM provided a loan to AMEH in the principal amount of $5,000,000. The entire outstanding principal amount is due and payable in full on the maturity date of January 3, 2019. Interest accrues at 1% point above the Prime Rate commencing on the first date of the first month immediately following the execution of the note agreement and is to be paid by AMEH to NMM in successive quarterly installments.

Amendment to Merger Agreement

As part of an amendment to the Merger Agreement on March 30, 2017, the merger consideration to be paid by AMEH to NMM was amended to include warrants to purchase 850,000 shares of common stock at an exercise price of $11 per share, that will only be granted in the case that the proposed merger between the NMM and AMEH occurs (such warrant will not vest and will expire if the contemplated merger transaction does not occur), in exchange for NMM providing both a guarantee for AMEH’s $5,000,000 convertible note payable to Alliance Apex (“Alliance Note”) and as compensation to NMM for relinquishing their right to additional shares in AMEH based on the agreed upon exchange ratio with NMM in the event that the Alliance Note is converted to AMEH common stock.

Equity

From January 1, 2017 through April 30, 2017, NMM received cash in the aggregate amount of $248,925 from the exercise of stock options to purchase 1,493,550 shares of NMM common stock at $0.17 per share.

From January 1, 2017 through April 30, 2017, APC received cash in the aggregate amount of $176,100 from the exercise of stock options to purchase 1,056,600 shares of APC common stock at $0.17 per share.

In March 2017, NMM paid bonuses in the aggregate of $2,020,000 to board members based on a 3 tier payment system for 2016 performance that was accrued as of December 31, 2016.

Network Medical Management, Inc.

Notes to Consolidated Financial Statements

On March 17, 2017, APC paid dividends of $8,750,000 to its shareholders.

Investments - Netlytics

NMM entered into a Joint Venture Agreement dated as of January 25, 2017, with Mediportal LLC, a New York limited liability company, and Rulemeister Inc., a California corporation, to form a joint venture company to be named Netlytics Enterprise LLC (“Netlytics”) for the purpose of developing and implementing a fully-integrated electronic platform that will enable ACOs, IPAs, health plans and other health care payers and providers to aggregate data and utilize analytic tools to effectively engage in population health management. Netlytics was formed on November 1, 2016. The respective ownership interests of NMM, Mediportal and Rulemeister in Netlytics will be 55%, 30% and 15%. In exchange for its 55% interest, NMM will contribute $275,000 as its capital contribution to Netlytics. As of the date these consolidated financial statements are available to be issued, there has been no activity and no amounts have been contributed to Netlytics.